Exhibit 10.2

SHAREHOLDERS AGREEMENT

IN RELATION TO NEXTEL HOLDINGS S.À R.L.

AMONG

NEXTEL HOLDINGS S.À R.L.

AINMT BRAZIL HOLDINGS B.V.

NII INTERNATIONAL TELECOM S.C.A.

SOLELY FOR PURPOSES OF SECTION 5.1, AINMT HOLDINGS AB

SOLELY FOR PURPOSES OF SECTIONS 2.4 AND 5.2, NII HOLDINGS, INC.

AND

SOLELY FOR THE PURPOSES OF SECTION 2.2, AINMT AS

DATED June 5, 2017

TABLE OF CONTENTS

I.	DEFINITIONS

1.1	Definitions

1.2	Construction Rules and Interpretative Matters

II.	RIGHTS AND OBLIGATIONS WITH RESPECT TO TRANSFER

2.1	Transfers

2.2	NII Telecom Put Rights

2.3	Investor Call Right

2.4	Investor’s Right to Convert Its Shares

2.5	Right of First Refusal to Investor and (prior to Second Closing) Right of First Offer to NII Telecom on Transfers of Shares

2.6	Right of First Refusal with Respect to Opco

2.7	Tag-Along Rights

2.8	Drag-Along Rights

2.9	Provisions Applicable to Tag-Along/Drag-Along Rights

2.10	Improper Transfer

2.11	Certain Participation Rights

2.12	Fair Market Value

2.13	NII Telecom Existence

III.	BOARD OF MANAGERS

3.1	Powers and Duties of the Board

3.2	Composition of the Board

3.3	Term and Removal

3.4	Vacancies

3.5	Action by the Board of Managers

3.6	Meetings of the Board

3.7	Compensation and Reimbursement; Insurance

3.8	Limitation on Liability; Indemnification; General

3.9	Board committees

3.10	Meetings of Shareholders

3.11	Conflicting Provisions in Governing Documents

3.12	Shareholder Access

3.13	Confidentiality

IV.	CERTAIN ARRANGEMENTS

4.1	Effectiveness of Certain Minority Rights

4.2	Additional Investment Requirements

4.3	Financial Information of the Company

4.4	Financial Information of Subsidiaries

4.5	Actions Requiring NII Telecom’s Approval

4.6	Actions Requiring Investor’s Approval

4.7	Company Cure Right

4.8	Anti-Corruption and Internal Financial Controls

4.9	U.S. Tax

4.10	Management Fees

4.11	Treatment of Intercompany Arrangements

4.12	Termination of Existing Arrangements

4.13	Transitional arrangements

V.	MISCELLANEOUS

5.1	Investor Parent Guarantee

5.2	NII Parent Guarantee

5.3	Entire Agreement; Amendments and Waivers

5.4	Notices

5.5	Severability

5.6	Termination

5.7	Binding Effect; Assignment

5.8	Counterparts

5.9	Injunctive Relief

5.10	Governing Law; Submission to Jurisdiction

5.11	Waiver of Jury Trial

5.12	Legal Prohibitions

5.13	After-Acquired Shares; Options; Successor Shares

5.14	Further Assurances

5.15	No Announcements

SHAREHOLDERS AGREEMENT

This SHAREHOLDERS AGREEMENT is executed on June 5, 2017 (the “Execution Date”), but to take effect only on the Initial First Closing Date (as hereafter defined, such date, the “Effective Date”), and contingent on the consummation of the Initial First Closing, and is by and among Nextel Holdings S.à r.l., a private limited liability company (société à responsabilité limitée) organized under the Laws of the Grand Duchy of Luxembourg with a registered office at 6, rue Eugène Ruppert, L-2453 Luxembourg and registered with the Luxembourg Trade and Companies Register under number B 150.303 (the “Company”), AINMT Brazil Holdings B.V., a corporation existing under the Laws of The Netherlands] (“Investor”), NII International Telecom S.C.A., a partnership limited by shares (société en commandite par actions) organized under the Laws of the Grand Duchy of Luxembourg with a registered office at 6, rue Eugène Rupert, L-2453 Luxembourg and registered with the Luxembourg Trade and Companies Register under number B 149.237 (“NII Telecom”), solely for purposes of Section 5.1, AINMT Holdings AB, a corporation existing under the Laws of Sweden (“Investor Parent”), solely for the purposes of Section 2.2 only, AINMT AS, a corporation existing under the Laws of Norway (“AINMT AS”), and, solely for purposes of Sections 2.4 and 5.2, NII Holdings, Inc., a Delaware corporation (“NII Parent”). Investor, NII Telecom and any other shareholder of the Company who from time to time becomes party to this Agreement by execution of a joinder agreement in substantially the form attached hereto as Exhibit A (the “Joinder Agreement”) may each be referred to herein individually as a “Shareholder” and collectively as the “Shareholders.” The Company, the Shareholders and, solely for purposes of Section 5.1, Investor Parent may each be referred to herein individually as a “Party” and collectively as the “Parties.” Unless otherwise specified, all capitalized terms used in this Agreement and not otherwise defined will have the meaning set forth in the Investment Agreement (as hereinafter defined).

RECITALS:

A.    The Company indirectly owns all of the issued and outstanding capital stock of Nextel Telecomunicações Ltda. (“Opco”).

B.    The Company, Investor, Investor Parent, AINMT AS, NII Telecom and NII Parent have entered into the Investment Agreement dated June 5, 2017 (the “Investment Agreement”), pursuant to which the Parties agreed that the Company would issue and allot, subject to completion of the Corporate Reorganization, Preferred Shares representing an Applicable Ownership Percentage of 19.9% and will issue and allot, subject to receipt of the Antitrust Approval, additional Preferred Shares representing an Applicable Ownership Percentage of 10.1% to Investor as provided therein.

C.    Giving effect to the Initial First Closing, NII Telecom will own 116,666,667 Ordinary Shares, which represent an Applicable Ownership Percentage of 80.1% and, subject to receipt of the Antitrust Approval and further Preferred Shares being issued to Investor as contemplated by Recital B above, will represent an Applicable Ownership Percentage of 70%.

D.    Immediately following the consummation of the Second Closing in accordance with and subject to the terms and conditions of the Investment Agreement, Investor and NII Telecom will hold an Applicable Ownership Percentage of 60% and 40%, respectively (subject to adjustment based on the amount of the Second Parent Capital Contribution).

E.    The Company and each of the Shareholders desire to enter into this Agreement to regulate and limit certain rights relating to the Shares and to limit the sale, assignment, transfer, encumbrance or other disposition of such Shares and to regulate the management of the Company.

Accordingly, the Parties hereby agree as follows:

I.        DEFINITIONS

1.1.    Definitions. The following terms have the following meanings when used herein with initial capital letters:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, such Person.
“Agreement” means this Shareholders Agreement, any amendments hereto, and any exhibits, schedules, and attachments hereto, which are specifically incorporated herein by this reference.
“AINMT AS” is defined in the Preamble.
“AINMT AS Approval” means the affirmative vote of at least two-thirds of the votes properly cast at the AINMT AS Shareholders Meeting.
“AINMT AS Shareholders Meeting” a shareholders’ meeting of AINMT AS for the purpose of approving any issuance of AINMT AS Shares by AINMT AS required pursuant to Section 2.2.
“AINMT AS IPO” means the admission of any of the equity shares of AINMT AS to trading on a recognized securities exchange including, for the avoidance of doubt, Oslo Børs or Oslo Axess.
“AINMT AS IPO Shares” means shares in the capital of AINMT AS being admitted to trading in the AINMT AS IPO.
“AINMT AS Listing Value Per Share” means the final listing price per share of the AINMT AS IPO Shares on completion of an AINMT AS IPO.
“AINMT AS Shares” has the meaning specified in Section 2.2(c).
“AINMT AS Share Price” means (i) the volume weighted average price per share of AINMT AS Shares as reported by the applicable public stock exchange on which the AINMT AS Shares are listed and admitted to trading (including, if applicable, Oslo Børs or Oslo Axess) for the 30 trading-day period ending on the third day immediately preceding the AINMT Put Right Exercise Date or Call Right Exercise Date (as applicable) or (ii) if an AINMT AS IPO occurs after the AINMT Put Right Exercise Date or Call Right Exercise Date (as applicable) but before the AINMT Put Right Closing Date or Call Right Closing Date (as applicable), the AINMT AS Listing Value Per Share, in each case converted into dollars on the basis of the rate of exchange between Norwegian Krone (NOK) and dollars at the average mid-point NOK spot rate of exchange applicable to dollars as quoted in the Financial Times (London Edition) at or about 10.00 a.m. (London time) for each of the three days immediately preceding the AINMT Put Right Exercise Date or Call Right Exercise Date, as the case may be.
“AINMT Put Purchase Price” has the meaning specified in Section 2.2(c).
“AINMT Put Right” has the meaning specified in Section 2.2(a).
“AINMT Put Right Closing Date” has the meaning specified in Section 2.2(d).
“AINMT Put Right Exercise Date” has the meaning specified in Section 2.2(b).
“AINMT Put Right Notice” has the meaning specified in Section 2.2(b).
“AINMT Put Right Shares” has the meaning specified in Section 2.2(a).
“Annual Budget” has the meaning specified in Section 4.3(g).
“Applicable Ownership Percentage” means, with respect to a Shareholder, the ratio of the number of Shares held by the Shareholder to the total of all then issued and outstanding Shares on a fully diluted basis, expressed as a percentage.
“Articles” means the Articles of Association (Statuts) of the Company, as may be amended from time to time.”
“Board” means the board of Managers (Conseil de Gérance) of the Company.
“Board Meeting Notice” has the meaning specified in Section 3.6(a).
“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York, Luxembourg City, Luxembourg, Stockholm, Sweden or Amsterdam, The Netherlands, are authorized or required by Law to close.
“Business Plan” means the business plan and budget for the Group in the agreed form attached hereto as Exhibit C.
“Call Purchase Price” has the meaning specified in Section 2.3(c).
“Call Right” has the meaning specified in Section 2.3(a).
“Call Right Closing Date” has the meaning specified in Section 2.3(d).
“Call Right Exercise Date” has the meaning specified in Section 2.3(b).
“Call Right Notice” has the meaning specified in Section 2.3(b).
“Call Right Period” has the meaning specified in Section 2.3(a).
“Call Right Shares” has the meaning specified in Section 2.3(b).
“Capital Stock” means (a) with respect to any Person that is a corporation, any and all shares, interests, participation or other equivalents (however designated and whether or not voting) of corporate stock, and (b) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.
“Change of Control” means an event or series of events by which a Person who did not previously exercise Control over the Company, NII Parent or Investor Parent (as applicable) acquires or otherwise becomes able to exercise such Control or where a Person who was previously able to exercise Control, directly or indirectly, over the Company, NII Parent or Investor Parent (as applicable) ceases to be in a position to do so; provided, however, that if the Person acquiring or otherwise becoming able to exercise such Control is an Affiliate of the Company, NII Parent or Investor Parent (as applicable) immediately prior to acquiring or otherwise becoming able to exercise such Control, such change shall not constitute a “Change of Control.”
“Company” has the meaning specified in the Preamble to this Agreement.
“Company Accountants” means the firm engaged by the Company at the time of any calculation or report required to be made by the Company Accountants under this Agreement and which shall be an internationally recognized certified public accounting firm.
“Confidential Information” means all intellectual property, documents, financial statements, records, business plans, recipes, reports and other information of whatever kind or nature, which has value to the Company, or which is treated by the Company as confidential and regardless of whether such information is marked “confidential,” except (a) such information that is or becomes generally available to the public through no action of the Party (including its limited partners, representatives, agents and Affiliates) to which such information was furnished, or (b) is or becomes available to the Party to which it was furnished on a non-confidential basis from a source, other than from the Company, its Affiliates or representatives, which the receiving Party believes, after reasonable inquiry, was not prohibited from so disclosing such information by a contractual, legal or fiduciary obligation.
“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
“Continuing Arrangements” has the meaning specified in Section 4.11.
“Conversion Closing Date” has the meaning specified in Section 2.4(d).
“Conversion Exercise Date” has the meaning specified in Section 2.4(b).
“Conversion Notice” has the meaning specified in Section 2.4(b).
“Conversion Price” has the meaning specified in Section 2.4(c).
“Conversion Right” has the meaning specified in Section 2.4(a).
“Convertible Shares” has the meaning specified in Section 2.4(a).
“Drag-Along Closing Date” has the meaning specified in Section 2.8(d).
“Drag-Along Disposition” has the meaning specified in Section 2.8(a).

“Drag-Along Notice” has the meaning specified in Section 2.8(a).
“Drag-Along Right” has the meaning specified in Section 2.8(a).
“Dragging Shareholder” has the meaning specified in Section 2.8(a).
“EBITDA” means the Group’s consolidated earnings before interest, tax, depreciation and amortization, excluding one-time or non-recurring items, with each of the foregoing calculated in accordance with US GAAP.
“Effective Date” has the meaning specified in the Preamble to this Agreement.
“Emergency Funding Situation” means a situation in which the Board reasonably believes that additional capital is required to cure any actual or potential event of default under the Company’s, or any of its Subsidiaries’, third party debt financing arrangements.
“Exchange Act” means the Securities Exchange Act 1934, as amended.
“Execution Date” has the meaning specified in the Preamble.
“Exercise Notice” has the meaning specified in Section 2.7(b).
“Existing Arrangements” has the meaning specified in Section 4.11.
“Fair Market Value” means the fair market value of the Shares as finally determined in accordance with Section 2.12.
“First Call Right Period” has the meaning specified in Section 2.3(a).
“First Put Right Period” has the meaning specified in Section 2.2(b).
“Grace Period” has the meaning specified in Section 4.10.
“Group” means the Company, NII International and its Subsidiaries and “Group Member” means any of them.
“Group Representatives” has the meaning specified in Section 4.8(b).
“Guaranteed Parties” has the meaning specified in Section 5.1(a).
“High FMV” has the meaning specified in Section 2.12(e).
“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board, applied on a basis consistent in all material respects.
"Intercompany Debt" means the intercompany notes payable and intercompany notes receivable set forth in Section 4.9 SHA of the Company Disclosure Letter.
“Investment Agreement” has the meaning specified in the Recitals to this Agreement.
“Investor” has the meaning specified in the Preamble to this Agreement.

“Investor Drag Threshold” means:
(i)Investor achieving an IRR of 20% or more, in relation to a Drag-Along Disposition occurring:
(A)prior to earlier of (x) the Exercise Date, if applicable, or (y) the Option Expiration Date;
(B)if Investor has exercised the Investor Option, from the Exercise Date until the earlier of (x) the date of Parent Stockholders Meeting or (y) the Option Termination Date; or
(C)if Investor has exercised the Investor Option, the Parent Stockholders Meeting has occurred and the Parent Stockholder Approval is obtained, from the Parent Stockholders Meeting until the earlier of (x) Second Closing and (y) the Option Termination Date; or
(i)Investor achieving the higher of (x) an IRR of 20% or more or (y) Multiple of Money of 2x or more, in relation to a Drag-Along Disposition occurring:
(A)if Investor has not exercised the Investor Option prior to the Option Expiration Date, after the Option Expiration Date;
(B)if Investor has exercised the Investor Option and the Parent Stockholders Meeting has occurred but the Parent Stockholder Approval is not obtained, from and after the Parent Stockholders Meeting; or
(C)otherwise, if (ii)(A) or (ii)(B) do not apply, from the Option Termination Date.
“Investor Inflow” means the cash amount actually invested by Investor or an Affiliate of Investor (other than a Group Member) in Preferred Shares (or, if applicable, Shares) on or after the Initial First Closing Date to the completion date of a Drag-Along Disposition.
“Investor Manager” has the meaning specified in Section 3.2(a)(i).
“Investor Outflow” means the aggregate amount of cash proceeds received by Investor in connection with its investment in Preferred Shares in the Company after the Initial First Closing Date to (and including) the completion date of a Drag-Along Disposition, from all returns on such Preferred Shares, dividends on such Preferred Shares, redemptions of such Preferred Shares, buy backs of such Preferred Shares, returns of capital or proceeds, net of the payment of any reasonable out-of-pocket fees, costs, charges and expenses actually incurred by Investor in respect of the Drag-Along Disposition.
“Investor Parent” has the meaning specified in the Preamble to this Agreement.
“IRR” means the annual internal rate of return that makes the sum of each Investor Inflow and Investor Outflow, discounted to their respective dates, equal to zero and computed in accordance with the following formula:

where:

•	“Fi” corresponds to the Investor Inflow (if negative) or Investor Outflow (if positive);

•	“i” corresponds to days after the First Initial Closing Date and up until the date of receipt of the relevant Investor Outflow or the date of payment of the relevant Investor Inflow; and

•	“n” corresponds to the number of days between the First Initial Closing Date and the completion date of the Drag-Along Disposition.

“Joinder Agreement” has the meaning specified in the Preamble to this Agreement.
“Law” means any Swedish, Luxembourg, Dutch, Norwegian, U.S., Brazilian or other federal, state or local law, statute, code, ordinance, rule or regulation, as applicable.
“Low FMV” has the meaning specified in Section 2.12(e).
“Management Fees” has the meaning specified in Section 4.10.
“Manager” means a member (gérant) of the Board.
“Marketable Securities” means shares admitted to trading and listed on a public stock exchange.
“Multiple of Money” means as of the date of completion of the Drag-Along Disposition, the multiple of money on the investment in the Group (in whatever form) made by Investor and Investor’s Affiliates (other than the Group) calculated by dividing (a) the aggregate of all Investor Outflows by (b) the aggregate of all Investor Inflows;
“New Securities” means any Capital Stock and any rights, options, warrants to purchase Capital Stock and securities of any type which are, or may become, convertible, or exchangeable for, Capital Stock, that is not issued and outstanding on the date hereof; provided, however, that “New Securities” does not include, after the Second Closing, the following: (a) securities issued (i) in connection with the acquisition of another business entity by the Company, whether by merger, business combination, joint venture, purchase of all or substantially all of the assets of such entity or otherwise or (ii) in connection with any lending, financing or leasing arrangement approved by the Board or (b) securities issued as a result of any stock split, dividend, distribution, reclassification or reorganization of the Company’s equity securities.
“NII Change of Control” means (i) any Person or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becoming the "beneficial owner(s)" (as defined in Rule 13d-3 of the Exchange Act) of equity securities of NII Parent or any member of the Retained NII Group representing more than 50% of the total of all then outstanding voting securities of NII Parent or any member of the Retained NII Group or (ii) a merger or consolidation of NII Parent or any member of the Retained NII Group with or into another entity, other than a merger or consolidation that would result in the holders of NII Parent’s (or such member of the Retained NII Group’s) voting securities immediately prior thereto holding securities which represent immediately after such merger or consolidation more than 50% of the total combined voting power of the entity which survives such merger or consolidation or the parent of the entity which survives such merger or consolidation.
“NII Investment Amount” means (i) the cash amount invested by NII Telecom or an Affiliate of NII Telecom (other than a Group Member) in a member of the Group on or after Initial First Closing Date (and for these purposes (A) the Initial Parent Capital Contribution shall be deemed to be $116,666,667 (to the extent the Pre Initial Closing Subscription Amount is paid) and (B) the Second Parent Capital Contribution shall be deemed to be $16,667,000 to the extent the full Second Parent Capital Contribution is made, and all other amounts invested into the Company pursuant to the 115 Account or share premium account of the Company on or after Initial First Closing shall be disregarded), less (ii) the amount of any indemnifiable Losses paid by NII Telecom to Investor pursuant to the Investment Agreement (and to the extent such claims have been satisfied by the transfer(s) of Shares held by NII Telecom to Investor pursuant to the terms of the Investment Agreement, the NII Investment Amount will be reduced by multiplying the NII Investment Amount by the quotient of the number of Shares held by NII Telecom after such transfer(s) divided by the total number of Shares held by NII Telecom prior to such transfer(s)).
“NII Manager” has the meaning specified in Section 3.2(a)(i).
“NII Parent” has the meaning specified in the Preamble to this Agreement.
“NII Parent Stockholders Meeting” means a meeting of NII Parent’s stockholders for the purpose of approving (to the extent required by applicable Law) any issuance of NII Shares required pursuant to Section 2.4.
“NII Share Price” means the volume weighted average price per share of NII Shares as reported by the public stock exchange on which the NII Shares are listed and admitted to trading for the 30-day trading-day period ending upon the third day immediately preceding the Conversion Exercise Date.
“NII Shares” has the meaning specified in Section 2.4(a).
“NII Stockholder Approval” means the affirmative vote of a majority of the votes properly cast (excluding any abstentions or broker non-votes) by holders of common stock, par value $0.001 per share, of NII Parent entitled to vote at the NII Parent Stockholders Meeting to approve any issuance of NII Shares required pursuant to Section 2.4.
“NII Telecom” has the meaning specified in the Preamble to this Agreement.
“Nominee” has the meaning specified in Section 3.4(a).
“Offer Price” has the meaning specified in Section 2.5(a).
“Offered Shares” has the meaning specified in Section 2.5(a).
“Opco” has the meaning specified in the Recitals to this Agreement.
“Opco Sale Notice” has the meaning specified in Section 2.6(a).
“Ordinary Shares” means the Ordinary Shares as set forth in the Articles, par value $1.00 per share, of the Company.

“Other Shareholders” means, at any given time, the Shareholders other than (a) for purposes of Section 2.7, the Transferring Shareholder, and (b) for purposes of Section 2.8, the Dragging Shareholder.
“Parties” has the meaning specified in the Preamble to this Agreement.
“PCAOB” the U.S. Public Company Accounting Oversight Board.
“Permitted Transferee” means, with respect to a Shareholder, any of its Affiliates, and, with respect to Investor after the Second Closing (if any), any Person.
“Person” means an individual, corporation, partnership, trust, association, limited liability company or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
“Preferred Shares” means the Preferred Shares as set forth in the Articles, par value $1.00 per share, of the Company.
“Proceeding” has the meaning specified in Section 3.8(a).
“Proposed Drag-Along Transferee” has the meaning specified in Section 2.8(a).
“Proposed Opco Transferee” has the meaning specified in Section 2.6(a).
“Proposed Purchase Price” has the meaning specified in Section 2.6(a).
“Proposed Tag-Along Transferee” has the meaning specified in Section 2.7(a).
“Proposed Transaction” has the meaning specified in Section 2.6(a).
“Proposed Transferee” has the meaning specified in Section 2.5(a).
“Sale Notice” has the meaning specified in Section 2.5(a).
“Selling Shareholder” has the meaning specified in Section 2.5(a).
“Shareholders” has the meaning specified in the Preamble to this Agreement.
“Shares” means the Preferred Shares, the Ordinary Shares and any Successor Shares.
“Subsidiary” means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person owns, directly or indirectly, such number of outstanding shares or other equity interests as to have: (a) more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity, or (b) the right to receive more than 50% of the surplus assets on a dissolution or winding-up of such corporation, partnership, limited liability company or other entity. Unless the context otherwise requires, each reference to Subsidiaries herein will be a reference to Subsidiaries of the Company.
“Successor Shares” means any securities issued or issuable in consideration of exchange for or otherwise in respect of, any Preferred Shares or Ordinary Shares or successor shares to the foregoing in any merger, consolidation, recapitalization, reorganization or other transaction or by reason of a stock dividend, stock split or other similar transaction.
“Tag-Along Notice” has the meaning specified in Section 2.7(a).
“Tag-Along Period” has the meaning specified in Section 2.7(e).
“Tag-Along Ratio” has the meaning specified in Section 2.7(d).
“Tag-Along Transaction” has the meaning specified in Section 2.7(a).
“Transfer” means, (a) when used as a verb, to sell, transfer, assign, encumber, pledge, hypothecate, grant any right, option, profit participation or other interest in, or otherwise dispose of, directly or indirectly, voluntary or involuntarily, by operation of law or otherwise, and (b) when used as a noun, a direct or indirect, voluntary or involuntary, sale, transfer, assignment, encumbrance, pledge, hypothetication, grant of any right, option, profit participation or other interest, or other disposition by operation of law or otherwise, but shall not include, for the avoidance of doubt, in respect of Investor, any Transfers by any shareholders of Investor Parent or AINMT AS.
“Transferee” means any Person to whom any Shareholder Transfers any Shares.
“Transferring Shareholder” has the meaning specified in Section 2.7(a).
“Transitional Period” has the meaning specified in Section 4.13.
“Ultimate Valuation” has the meaning specified in Section 2.12(f).
“Ultimate Valuer” has the meaning specified in Section 2.12(f).
“U.S. GAAP” means generally accepted accounting principles in effect in the U.S. applied on a basis consistent in all material respects.
“Valuation” has the meaning specified in Section 2.12(d).
“Valuer” means the respective international investment bank appointed by each of Investor and NII Telecom, as applicable, as a “Valuer” pursuant to Section 2.12(b) or by the Company pursuant to Section 2.12(c), as applicable.
1.2.     Construction Rules and Interpretative Matters. The following rules of construction and interpretation will apply:

(a)when calculating the period of time in which any act is to be performed pursuant to this Agreement, the date that is the reference date in calculating the beginning of such period will be excluded. If the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day;

(b)to the extent the term “day” or “days” is used, it will mean calendar days;

(c)any reference in this Agreement to “$” or “dollars” will mean U.S. dollars and to “Real” or “R$” means Brazilian Reais;

(d)the Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement;

(e)unless the context otherwise requires, each of the Schedules will apply only to the corresponding Section or subsection of this Agreement;

(f)any reference in this Agreement to gender will include all genders, and words imparting the singular number only will include the plural and vice versa;

(g)the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and will not affect or be utilized in construing or interpreting this Agreement;

(h)all references in this Agreement to any “Section,” “Article” or “Schedule” are to the corresponding Section, Article or Schedule of this Agreement unless otherwise specified;

(i)words such as “herein”, “hereinafter”, “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires;

(j)the word “including” or any variation thereof means “including, without limitation” and will not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it;

(k)any reference to the “date hereof” means the date of this Agreement;

(l)references to Laws mean a reference to such Laws as the same may be amended, modified, supplemented from time to time; and

(m)the Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as jointly drafted by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

II.        RIGHTS AND OBLIGATIONS WITH RESPECT TO TRANSFER

2.1.     Transfers.

(a)No Shareholder will make any Transfer or attempt to make any Transfer in violation of the provisions set forth in this Article II.

(b)No Transfer by a Shareholder will be valid unless, in addition to complying with any other applicable requirements of this Article II, (i) the Transferee executes a Joinder Agreement prior to any Transfer; (ii) the Transfer complies in all respects with applicable securities Laws; and (iii) both the Shareholder whose Shares are the subject of the Transfer and the Transferee execute and deliver to the Company such documents as the Company may deem to be necessary or appropriate in order to evidence compliance with item (ii) above. Each Shareholder entitled to vote agrees that it will vote, or cause to be voted, its Shares or execute written consents, as the case may be, and take all other necessary action (including causing the Company to call a special meeting of Shareholders) in order to ensure that any Shares are Transferred as permitted or required pursuant to the terms and subject to the conditions set forth in this Agreement and the Articles.

(c)No Shareholder may Transfer any Shares without the prior written consent of the other Shareholders, other than a Transfer (i) to a Permitted Transferee (provided that if a Permitted Transferee to whom Shares have been Transferred ceases to be a Permitted Transferee, such Transferee shall Transfer all such Shares back to the Shareholder from whom it received them or to another Permitted Transferee of such Shareholder), (ii) pursuant to the provisions of this Article II, (iii) as part of a sale of all of the issued and to be issued Shares of the Company pursuant to the terms of this Agreement, or (iv) as may be required pursuant to Section 8.6 of the Investment Agreement.

2.2.     NII Telecom Put Rights. (a) From and after the Second Closing, NII Telecom shall have the right (but not be obliged) to require Investor or, at Investor’s option, AINMT AS, to purchase on the AINMT Put Right Closing Date, all, but not less than all, of the Shares held by NII Telecom and its Permitted Transferees at the AINMT Put Right Closing Date (the “AINMT Put Right Shares”) at the AINMT Put Purchase Price, determined in accordance with Section 2.2(c) (the “AINMT Put Right”).

(b)    Exercise of the AINMT Put Right. NII Telecom may exercise the AINMT Put Right during the 45-day periods commencing (i) 12 months from the delivery of the Notice of Exercise by Investor pursuant to the Investment Agreement (if applicable) (the “First Put Right Period”) and (ii) the anniversary of the first day of the First Put Right Period, in the years 2019, 2020, 2021 and 2022, by giving a written notice to Investor and AINMT AS (such notice, the “AINMT Put Right Notice” and the date of such notice, the “AINMT Put Right Exercise Date”). The AINMT Put Right Notice will contain NII Telecom’s determination of the AINMT Put Purchase Price.

(c)    AINMT Put Purchase Price. The “AINMT Put Purchase Price” will be the Fair Market Value of the Shares held by NII Telecom and its Permitted Transferees determined in accordance with Section 2.12, in each case net of all transfer taxes payable by the transferee in respect of the transfer of Shares held by NII Telecom and its Permitted Transferees, payable, at Investor’s election, either (i) in cash or (ii) by AINMT AS issuing NII Telecom a number of freely tradeable, fully paid and non-assessable shares of AINMT AS (the “AINMT AS Shares”) equal to the quotient of (A) the AINMT Put Purchase Price divided by (B) the AINMT AS Share Price.

(d)AINMT Put Right Terms and Conditions. The date of the AINMT Put Right Closing will be 10 Business Days following the later of (i) the final determination of the AINMT Put Purchase Price in accordance with Section 2.2(c), (ii) the date of which any mandatory regulatory conditions required in connection with such closing have been satisfied and (iii) the date of which the AINMT AS Approval has been obtained (the “AINMT Put Right Closing Date”). The purchase of all the Shares held by NII Telecom and its Permitted Transferees pursuant to the AINMT Put Right will be expressly subject to the written waiver by Investor or fulfillment of the following conditions on or prior to the AINMT Put Right Closing Date:

(i)Investor shall have received from NII Telecom and each of its Permitted Transferees that hold Shares, a duly executed instrument of assignment and any other documentation reasonably requested by Investor in order to confirm that the Shares held by NII Telecom and any of its Permitted Transferees, and all rights in respect thereof (including, without limitation, all economic and voting rights) are being transferred to Investor free and clear of all liens (other than those arising by virtue of this Agreement) and Investor shall have received from the Company, evidence of the updated shareholders register of the Company reflecting the transfer of the Shares held by NII Telecom and any of its Permitted Transferees to Investor;

(ii)There shall not be any order of any Governmental Authority restraining or invaliding the transactions which are the subject of this Agreement;

(iii)The purchase and sale of the Shares held by NII Telecom would not violate any Laws applicable to Investor, AINMT AS, Investor Parent, NII Telecom or any Group Member;

(iv)NII Telecom giving customary representations and indemnification in respect of due authorization, execution and delivery of any agreement entered into in connection with the sale of its Shares, its authority to enter into such agreement and consummate the transactions contemplated thereby without the consent or approval of any other Person, NII Telecom’s title to its Shares and its ability to convey title thereto free and clear of any liens, encumbrances or adverse claims (other than those arising by virtue of this Agreement);

(v)If the AINMT Put Purchase Price is payable by the issuance of AINMT AS Shares, AINMT AS Approval being obtained in accordance with all applicable legal requirements;

(vi)NII Telecom entering into such customary lock-up, orderly market or other restrictions in respect of the AINMT Put Right where NII Telecom receives AINMT AS Shares, as reasonably recommended by any investment bank retained by AINMT AS in connection with the issue of the AINMT AS Shares (or, if AINMT is in the process of an AINMT AS IPO, as recommended by the underwriters or financial advisers to the AINMT AS IPO and to which any Affiliates of Investor are subject with respect to AINMT AS IPO Shares); and

(vii)The EBITDA of the Group exceeding, in aggregate. $100,000,000 in the combined four financial quarters (ending March, June, September and December) immediately preceding the date of the AINMT Put Right Notice.

(e)Approval by the shareholders of AINMT AS. Investor and Investor Parent will each use their commercial reasonable efforts to obtain any approvals required by applicable Law from the shareholders of Investor, Investor Parent or any of their Affiliates in connection with issuance of AINMT AS Shares. AINMT AS will call the AINMT AS Shareholders Meeting to be held within ten Business Days (or following any AINMT AS IPO, 20 Business Days) of the final determination of the AINMT Put Purchase Price in accordance with Section 2.2(c), and use commercial reasonable efforts to obtain any approvals required from the shareholders of AINMT AS, in each case in connection with any issuance of AINMT AS Shares required pursuant to this Section 2.2. The obligations of AINMT AS set out in the preceding sentence are (for the avoidance of doubt) subject to the fiduciary duties from time to time of its directors. For the avoidance of doubt, AINMT AS shall not be in breach of any obligation under Section 2.2 if compliance with such obligation would be in breach of its directors' fiduciary duties.

2.3.    Investor Call Right. (a) Subject to NII Telecom not having served an AINMT Put Right Notice, during the Call Right Period Investor will have the right and option to purchase, and require NII to sell, all, but not less than all, of the Shares owned by NII Telecom and its Permitted Transferees for the Call Purchase Price (on the terms and conditions set forth herein) (the “Call Right”). Investor may exercise the Call Right in accordance with Section 2.3(b) at any time during the 45-day periods commencing (i) on the day immediately following the termination of the First Put Right Period (if applicable) (the “First Call Right Period”) and (ii) the anniversary of the first day of the First Call Right Period, in the years 2019, 2020, 2021 and 2022 (each such period, including the First Call Right Period, the “Call Right Period”). If a Put Right Notice and a Call Right Notice are served on the same date, the Call Right Notice shall have priority and the Put Right Notice shall be of no effect.

(b)     Exercise of the Call Right. Investor may exercise its Call Right at any time during the Call Right Period by giving written notice to NII Telecom (such notice, the “Call Right Notice” and the date of such notice, the “Call Right Exercise Date”). The Call Right Notice will contain the number of Shares that Investor is willing to purchase (the “Call Right Shares”) and Investor’s determination of the Call Purchase Price.

(c)    Call Purchase Price. The “Call Purchase Price” for the Call Right Shares will be:

(i)for any Call Right exercised in the First Call Right Period, an amount in cash in U.S. dollars equal to the higher of (A) Fair Market Value of the Call Right Shares determined in accordance with Section 2.12 and (B) the NII Investment Amount multiplied by 1.2, payable either, at the option of NII Telecom (1) in cash, or (2) by issuance by AINMT AS of a number of AINMT AS Shares equal to the quotient of (x) the Call Purchase Price divided by (y) the AINMT AS Share Price.

(ii)for any Call Right exercised in any other Call Right Period, an amount in cash in U.S. dollars equal to the Fair Market Value of the Call Right Shares determined in accordance with Section 2.12 payable, at the option of Investor: (A) in cash, or (B) by issuance by AINMT AS of a number of AINMT AS Shares equal to the quotient of (1) the Call Purchase Price divided by (2) the AINMT AS Share Price.

(d)     The date of the Call closing will be 20 Business Days following determination of the Call Purchase Price in accordance with Section 2.3(c) (the “Call Right Closing Date”). The purchase of the Call Right Shares will be expressly subject to the written waiver by Investor or fulfillment of the following conditions on or prior to the applicable Call Closing Date:

(i)Investor shall have received from NII Telecom, a duly executed instrument of assignment and any other documentation reasonably requested by Investor in order to confirm that such Call Right Shares, and all rights in respect thereof (including, without limitation, all economic and voting rights) are being transferred to Investor free and clear of all liens (other than those arising by virtue of this Agreement) and Investor shall have received from the Company, evidence of the updated shareholders register of the Company reflecting the transfer of NII Telecom’s Shares to Investor;

(ii)There shall not be any order of any Governmental Authority restraining or invaliding the transactions which are the subject of this Agreement;

(iii)The purchase and sale of the Call Right Shares would not violate any Laws applicable to Investor, NII Telecom or any Group Member; and

(iv)NII Telecom giving customary representations and indemnification in respect of due authorization, execution and delivery of any agreement entered into in connection with the sale of the Call Right Shares, its authority to enter into such agreement and consummate the transactions contemplated thereby without the consent or approval of any other Person, NII Telecom’s title to the Call Right Shares and its ability to convey title thereto free and clear of any liens, encumbrances or adverse claims (other than those arising by virtue of this Agreement).

2.4.    Investor’s Right to Convert Its Shares.

(a)Without prejudice to its rights under Section 2.7, if Investor does not complete the Second Investor Capital Contribution, beginning on the date that is 12 months after the Option Expiration Date (subject to NII Stockholder Approval, if required), Investor shall have the right (but shall not be obligated to) to require NII Parent to issue, on the Conversion Closing Date, in exchange for all, but not less than all, of the Shares held by Investor and its Permitted Transferees at the Conversion Closing Date (the “Convertible Shares”), common stock of NII Parent (“NII Shares”), at Fair Market Value, on the terms of this Section 2.4 (such right, the “Conversion Right”), and may appoint an intermediary to hold such NII Shares.

(b)Exercise of the Conversion Right. Investor may exercise the Conversion Right, during the 90-day period immediately following the date that is 12 months following the Option Expiration Date, by giving a written notice to NII Telecom and NII Parent (such notice, the “Conversion Notice” and the date of such notice, the “Conversion Exercise Date”). The Conversion Notice will contain Investor’s determination of the Conversion Price.

(c)Conversion Price. The “Conversion Price” will be a number of freely tradable, fully paid and non-assessable shares of NII Parent (the “NII Shares”) equal to the quotient of (A) the Fair Market Value of the Shares held by Investor and its Permitted Transferees determined in accordance with Section 2.12 divided by (B) the NII Share Price, in each case net of all transfer taxes payable by the transferee in respect of the transfer of Shares held by Investor and its Permitted Transferees.

(d)Conversion Rights Terms and Conditions. The date of the Conversion Right Closing will be 10 Business Days following the later of (i) the final determination of the Conversion Price in accordance with Section 2.4(c), (ii) the date of which any mandatory regulatory conditions required in connection with such closing have been satisfied and (iii) the date of which any required NII Stockholder Approval has been obtained (the “Conversion Closing Date”). The purchase of all the Shares held by Investor and its Permitted Transferees pursuant to the Conversion Right will be expressly subject to the written waiver by NII Telecom or fulfillment of the following conditions on or prior to the Conversion Closing Date:

(i)NII Telecom shall have received from Investor and each of its Permitted Transferees that hold Shares, a duly executed instrument of assignment and any other documentation reasonably requested by NII Telecom in order to confirm that the Shares held by Investor and any of its Permitted Transferees, and all rights in respect thereof (including, without limitation, all economic and voting rights) are being transferred to NII Parent free and clear of all liens (other than those arising by virtue of this Agreement) and NII Telecom shall have received from the Company, evidence of the updated shareholders register of the Company reflecting the transfer of the Shares held by Investor and any of its Permitted Transferees to NII Parent;

(ii)There shall not be any order of any Governmental Authority restraining or invaliding the transactions which are the subject of this Agreement;

(iii)The purchase and sale of the Shares held by Investor would not violate any Laws applicable to NII Parent, NII Telecom or any Group Member;

(iv)Investor giving customary representations and indemnification in respect of due authorization, execution and delivery of any agreement entered into in connection with the sale of its Shares, its authority to enter into such agreement and consummate the transactions contemplated thereby without the consent or approval of any other Person, Investor’s title to its Shares and its ability to convey title thereto free and clear of any liens, encumbrances or adverse claims (other than those arising by virtue of this Agreement);

(v)NII Stockholder Approval being obtained in accordance with all applicable legal requirements; and

(vi)Investor entering into such customary lock-up, orderly market or other restrictions in respect of the Conversion Right where Investor receives NII Shares, as reasonably recommended by any investment bank retained by NII Parent in connection with the issue of the NII Shares.

(e)Approval by the shareholders of NII Parent. NII Telecom and NII Parent will each use their commercial reasonable efforts to obtain any approvals required by applicable Law from the shareholders of NII Telecom, NII Parent or any of their Affiliates in connection with issuance of NII Shares. NII Parent will prepare and send the necessary documentation and filings in order to call the NII Parent Stockholders Meeting within 20 Business Days of the final determination of the Conversion Price in accordance with Section 2.4(c), and use commercially reasonable efforts to obtain any approvals required by applicable Law from the shareholders of NII Parent, in each case in connection with any issuance of NII Shares required pursuant to this Section 2.4. The obligations of NII Parent set out in the preceding sentence are (for the avoidance of doubt) subject to the fiduciary duties from time to time of its directors. For the avoidance of doubt, NII Parent shall not be in breach of any obligation under Section 2.4 if compliance with such obligation would be in breach of its directors' fiduciary duties.

2.5.    Right of First Refusal to Investor and (prior to Second Closing) Right of First Offer to NII Telecom on Transfers of Shares.

Right of First Refusal

(a)If NII Telecom desires to Transfer any Shares to any Person other than a Permitted Transferee, before Transferring any Shares NII Telecom will provide written notice (the “Sale Notice”) to Investor. The Sale Notice will state NII Telecom’s intention to effect such a Transfer, and will identify the proposed Transferee (the “Proposed Transferee”), the number of Shares proposed to be Transferred (the “Offered Shares”), the consideration to be paid for the Offered Shares (the “Offer Price”), and the other material terms and conditions of the proposed Transfer (which will include the obligation of the Proposed Transferee to execute a Joinder Agreement and assume and be bound by the obligations of this Agreement) and shall be accompanied by a copy of all material agreements entered into or to be entered into in connection with such proposed

Transfer. If the consideration consists in part or in whole of consideration other than cash, NII Telecom will provide such information, to the extent reasonably available to NII Telecom, relating to such consideration as Investor may reasonably request in order to evaluate such non-cash consideration. The Sale Notice shall require that the consummation of any sale of the Offered Shares to Investor occur on a date that is no less than 30 Business Days before, and no more than 60 Business Days after the later of (i) the date of the Sale Notice and (ii) the date on which all applicable third-party approvals have been unconditionally obtained.

(b)Upon receipt of the Sale Notice, Investor will have a non-transferable and irrevocable right to purchase, at the Offer Price and otherwise on the terms and conditions described in the Sale Notice, all (but not less than all) of the Offered Shares, and Investor will, within 20 Business Days from receipt of the Sale Notice, indicate to NII Telecom if it desires to purchase the Offered Shares by sending irrevocable written notice of such acceptance to NII Telecom to purchase the Shares and Investor will then be obligated to purchase the Shares on the terms and conditions set forth in the Sale Notice.

(c)If Investor does not exercise its option to purchase the Offered Shares and NII Telecom has not completed the sale of the Offered Shares to the Proposed Transferee described in Section 2.5(a) within six months from the date of the Sale Notice, then the provisions of this Section 2.5 will again apply, and NII Telecom will not Transfer or offer to Transfer such Shares without again complying with this Section 2.5.

(d)Upon exercise by Investor of its rights of first refusal under this Section 2.5, Investor and NII Telecom will be legally obligated to consummate the purchase contemplated thereby and will use their reasonable best efforts to comply as soon as reasonably practicable with all applicable Laws, to obtain all regulatory or other approvals required and to take all such other actions and to execute such additional documents as are reasonably necessary or appropriate in connection therewith and to consummate the purchase of the Offered Shares as promptly as practicable.

(e)The Company will take all reasonable steps necessary to assist and cooperate with Investor and NII Telecom to facilitate the Transfer of Offered Shares to Investor.

Right of First Offer (prior to Second Closing)

(f)If, from the Effective Date and prior to Second Closing, Investor wishes to transfer any of its Shares (other than to a Permitted Transferee, pursuant to Section 2.7 (Tag-Along) or if NII Telecom elects to, and does operate, the provisions of Section 2.8 (Drag Along)), then before Investor transfers any Shares, Investor shall give notice in writing (the "ROFO Transfer Notice") to NII Telecom of its desire to do so and it will not transfer such Shares unless the following procedures of this Section 2.5(f) to (h) have been observed.

(g)The ROFO Transfer Notice shall:

(i)specify the number and class of Shares proposed to be transferred (the "Offered Securities");

(ii)specify the price per Share at which Investor proposes to Transfer the Offered Securities (the "Prescribed Price");

(iii)state whether the ROFO Transfer Notice is conditional upon all (and not part only) of the Offered Securities being sold pursuant to the provisions of this Section 2.5(f) to (h); and

(iv)not be withdrawn except as provided in Section 2.5(h).

(h)NII Telecom shall have 20 days to agree and sign a binding sale and purchase agreement for the purchase of the Offered Securities from Investor. If no agreement is reached within this period, Investor may: (i) withdraw the ROFO Transfer Notice; or (ii) proceed with the transfer of the Offered Securities to a third party within 9 months at a price not lower than the Prescribed Price and otherwise on not materially worse terms for Investor than those offered by NII Telecom to Investor.

2.6.    Right of First Refusal with Respect to Opco. (a) If the Company or the Shareholders desire to Transfer all or substantially all of Opco’s business or assets to any proposed Transferee (which must be an unaffiliated third Person) (the “Proposed Opco Transferee”), at such time, the Company will provide a sale notice (the “Opco Sale Notice”) to Investor for so long as Investor’s Applicable Ownership Percentage is at least 20%. The Opco Sale Notice will state the Company’s intention to effect such a Transfer, and will identify the Proposed Opco Transferee, a description of the proposed Transfer (the “Proposed Transaction”), the proposed purchase price (the “Proposed Purchase Price”) for the Proposed Transaction and the other material terms and conditions of the Proposed Transaction, and shall be accompanied by a copy of all material agreements entered into or to be entered into in connection with the Proposed Transaction. If the consideration consists in part or in whole of consideration other than cash, the Company will provide such information, to the extent reasonably available, relating to such consideration as Investor may reasonably request in order to evaluate such non-cash consideration. The Opco Sale Notice shall require Investor to consummate the Proposed Transaction (if at all) no less than 30 Business Days before, and no more than 60 Business Days after the later of (i) the date of the Opco Sale Notice and (ii) the date on which all applicable third-party approvals have been unconditionally obtained and all closing conditions have been fulfilled.

(b)     Upon receipt of the Opco Sale Notice, Investor will have a non-transferable and irrevocable right to purchase, at the Proposed Purchase Price and otherwise on the terms and conditions described in the Opco Sale Notice, all (but not less than all) of the assets included in the Proposed Transaction, and Investor will, within 20 Business Days from receipt of the Opco Sale Notice, indicate to the Company if it desires to take the place of the Proposed Opco Transferee by sending a written notice of acceptance and such Investor will then be obligated to consummate the Proposed Transaction on the terms and conditions set forth in the Opco Sale Notice.

(c)    If Investor does not exercise its right of first refusal under this Section 2.6, and the Company has not consummated the Proposed Transaction with the Proposed Opco Transferee within six months from the date of the Opco Sale Notice or the drop-dead date set forth in the underlying acquisition agreement, whichever is later, then the provisions of this Section 2.6 will again apply, and the Company may not consummate or offer the Proposed Transaction without again complying with this Section 2.6.

(d)     Upon exercise by an Investor of its rights of first refusal under this Section 2.6, such Investor will be legally obligated to consummate the Proposed Transaction and will use its reasonable best efforts to comply as soon as reasonably practicable with all applicable Laws, to obtain all regulatory or other approvals required and to take all such other actions and to execute such additional documents as are reasonably necessary or appropriate in connection therewith and to consummate the Proposed Transaction as promptly as practicable.

2.7.    Tag-Along Rights. (a) Subject to first complying with the provisions of Section 2.5, as applicable, if (i) between the Effective Date and the Second Closing (if any), NII Telecom (and/or any of its Permitted Transferees) enters into a binding agreement to Transfer such number of its Shares to a Person as would cause NII Telecom’s Applicable Ownership Percentage to be less than 50%, or (ii) after the Effective Date NII Telecom, NII Parent, any member of the Retained NII Group or any of NII Parent’s stockholders enters into a binding agreement as would cause an NII Change of Control as a result of a transfer or issuance of shares or stock in the capital of NII Parent or any member of the Retained NII Group to any Person, or, (iii) from and after the Second Closing (if any), Investor and/or any of its Permitted Transferees) enters into a binding agreement to Transfer any of its Shares to another Person (each of the Persons described in clauses (i), (ii) and (iii) above, other than NII Telecom and Investor, a “Proposed Tag-Along Transferee”, and such proposals a “Tag-Along Transaction”), the applicable Shareholder entering into such binding agreement (being NII Telecom, the member of the Retained NII Group and/or NII Parent in case of (ii) above) (the “Transferring Shareholder”) will provide written notice of such Tag-Along Transaction (the “Tag-Along Notice”) to the Company and to the Other Shareholders in the manner set forth in this Section 2.7. Such Tag-Along Notice will identify the Proposed Tag-Along Transferee, the number of Shares (or shares or stock in NII Parent or the relevant member of the Retained NII Group if applicable) proposed to be purchased from the Transferring Shareholder (or, if applicable, purchased from or issued to NII Parent’s stockholders in case of (ii) above) (or if greater, the number of Shares such Proposed Tag-Along Transferee is willing to purchase), the Tag-Along Ratio (as defined below if applicable), the consideration offered and any other material terms and conditions of the Tag-Along Transaction, and the price to be offered to the Other Shareholders for their Shares shall be calculated in accordance with Section 8.2 of the Articles. If the offer price consists in part or in whole of consideration other than cash, the Transferring Shareholder will provide such information, to the extent reasonably available to the Transferring Shareholder, relating to such consideration as the Other Shareholders may reasonably request in order to evaluate such non-cash consideration.

(b)The Other Shareholders will have the right, exercisable as set forth below, to accept the Tag-Along Transaction for the number of Shares determined pursuant to Section 2.7(d) (and if the Other Shareholders have provided an Exercise Notice in accordance with this Section 2.7 such Tag-Along Transaction will not complete unless, subject to the Other Shareholder’s compliance with this Section 2.7, such Tag-Along Transaction includes the transfer of the Other Shareholder’s Shares to the Proposed Tag-Along Transferee on the terms of this Section 2.7). The Other Shareholders may elect to exercise their right, within 10 Business Days after receipt of the Tag-Along Notice from the Transferring Shareholder, by providing the Transferring Shareholder with an irrevocable written notice specifying the number of Shares each such Other Shareholder agrees to Transfer (the “Exercise Notice”), which number will not exceed the number as contemplated above, and will simultaneously provide a copy of such Exercise Notice to the Company. If the Other Shareholders do not accept the Tag Along Offer within 10 Business Days following receipt by delivering an Exercise Notice in accordance with this Section 2.7(b), it will be deemed to have irrevocably waived any and all rights under this Section 2.7 with respect to the Transfer of Shares pursuant to such Tag-Along Transaction. Delivery of the Exercise Notice by the Other Shareholders will constitute an irrevocable acceptance of the Tag-Along Transaction by such Other Shareholders for the number of Shares determined in accordance with Section 2.7(d) at the price and on the terms and conditions specified as being offered to Transferring Shareholder in the Tag-Along Transaction. In case of a Tag-Along Transaction pursuant to Section 2.7(a)(ii), the price offered to Investor for its Shares to be sold as part of the Tag-Along Transaction (the “Investor Tagged Shares”) shall be the Fair Market Value of the Investor Tagged Shares determined in accordance with Section 2.12.

(c)If the Other Shareholders have accepted the Tag-Along Transaction, then not less than 10 Business Days prior to the proposed date of any sale (or issuance, if applicable) pursuant to a Tag-Along Transaction, the Transferring Shareholder will notify the Other Shareholders of such proposed date. Not less than two Business Days prior to such proposed date, such Other Shareholders will deliver to the Company to hold in escrow all documents required to be executed in connection with such Tag-Along Transaction.

(d)The Other Shareholders will have the right to Transfer (and the Transferring Shareholder will, to the extent necessary, reduce the amount or number of Shares to be sold by the Transferring Shareholder by a corresponding amount), pursuant to the Tag-Along Transaction: (A) in the case of Section 2.7(a)(i) and (iii) above, a number of Shares that is equal to the product of (i) the total number of Shares offered to be purchased as set forth in such Tag-Along Transaction and (ii) a fraction (the “Tag-Along Ratio”), the numerator of which will be the aggregate number of Shares held by such Other Shareholders and the denominator of which will be the aggregate number of Shares at issue; and (B) in the case of Section 2.7(a)(ii) above, all of the Shares held by Investor.

(e)The Transferring Shareholder will have 30 days after all conditions to the closing of the Transfer of the Shares to be sold pursuant to the Tag-Along Transaction and the Shares of the Other Shareholders that it is bound to Transfer following delivery of an Exercise Notice have been satisfied or waived (the “Tag-Along Period”) in which to consummate the Transfer of such Shares at the price and on the terms contained in such notice; provided, however, that the amount and nature of the consideration payable for the Shares contained in such notice may only be materially modified during the Tag-Along Period to the extent mutually agreed in writing by the Transferring Shareholder and the Other Shareholders. If, at the end of the Tag-Along Period, the Transferring Shareholder has not completed such Transfer (for any reason other than the failure of the Other Shareholders to perform their obligations under this Section 2.7), such Other Shareholders shall cease to be bound to sell their Shares pursuant to the Tag-Along Offer; provided that the Transferring Shareholder may serve another Tag-Along Notice in respect of such proposed Transfer and shall be free to consummate such Transfer subject to complying again with the provisions of this Section 2.7. Notwithstanding anything in this Agreement to the contrary, all Shareholders will participate in all escrow arrangements, promissory notes, holdbacks, reserves or escrows agreed to by the Transferring Shareholder, contingent payments, working capital adjustments and any other similar arrangements ratably on the basis of their respective percentage holding of shares and will be entitled to receive its portion, in accordance with the economic entitlement of the Shares held by such Shareholder under Articles, of such sums from any such escrow arrangements, promissory notes, holdbacks, reserves or escrows, contingent payments, working capital adjustments and other similar arrangements if and when the Transferring Shareholder receives such payments.

(f)If the Other Shareholders have accepted the Tag Along Transaction, the Other Shareholders shall pay their pro rata share (based on the total proceeds allocable to such Other Shareholders from the sale pursuant to this Section 2.7) of the total costs and expenses (including attorneys’ fees) incurred by them and by the Transferring Shareholder in connection with the consummation of the transactions described in a Tag-Along Notice and such shares of costs and expenses may be deducted from any amounts otherwise payable to such Other Shareholders in connection with such Transfer.

(g)Notwithstanding anything contained in this Section 2.7, there will be no liability on the part of the Transferring Shareholder to the Other Shareholders if the Transfer of Shares pursuant to this Section 2.7 is not consummated for whatever reason. The determination of whether or not to effect a Transfer of Shares pursuant to this Section 2.7 is in the sole and absolute discretion of the Transferring Shareholder.

(h)If the Other Shareholders fail to close any transaction as to which it they have delivered an Exercise Notice then, without limiting any other rights or obligations of the Parties, such Other Shareholders will no longer have any rights (but will be subject to all limitations and obligations) under this Section 2.7.

(i)The Other Shareholders will effect any Transfer in connection with a Tag-Along Transaction in which they participate, and, if requested by the Proposed Tag-Along Transferee making the Tag-Along Transaction, will enter into agreements with the Proposed Tag-Along Transferee containing terms and conditions relating to the Tag-Along Transaction that are the same as the terms and conditions applicable to the Transferring Shareholder in connection with the Tag-Along Transaction and in accordance with the terms of the proposed transaction as set forth in the Tag-Along Notice.

2.8.    Drag-Along Rights. (a) If, (i) between the Effective Date and the Second Closing (if any), NII Telecom proposes to Transfer all of the Shares to a third party, or, (ii) from and after the Second Closing (if any) Investor proposes to Transfer Shares to a third party and such Transfer would result in a Change of Control (each of the third parties described in clauses (i) and (ii) above, a “Proposed Drag-Along Transferee” and, such proposal, a “Drag-Along Disposition”), the proposing Shareholder (the “Dragging Shareholder”) will have the right (a “Drag-Along Right”) at any time to require each Other Shareholder to participate in such Drag-Along Disposition with such Proposed Drag-Along Transferee by selling the same proportion of such other Shareholder’s Shares as is equal to the proportion of the Dragging Shareholder’s Shares being sold under the Drag-Along Disposition on the same terms and conditions and in the same ratio as are set forth in the written notice provided to the Other Shareholders given not less than 30 days prior to the closing of the transactions contemplated by the proposed Drag-Along Disposition in accordance with Section 2.8(b) (the “Drag-Along Notice”); provided, that where the Dragging Shareholder is NII Telecom, NII Telecom shall only be entitled to exercise its Drag-Along Right either: (i) where Investor achieves the Investor Drag Threshold pursuant to the Drag-Along Disposition; or (ii) where the condition in (i) is not met, if NII Telecom pays to Investor, at the same time as the transfer of the Shares by Investor under the terms of set out in this Section 2.8, an amount in immediately available cash or, if applicable, such Marketable Securities received by NII Telecom pursuant to the Drag-Along Disposition (in the same proportion as received by NII Telecom) equal to the difference between (i) the amount required to satisfy the Investor Drag Threshold and (ii) the consideration received by Investor for the transfer of their Shares on the terms of set out in this Section 2.8. Each Shareholder transferring Shares pursuant to this Section 2.8 will pay its pro rata share (based on the total proceeds allocable to such Shareholder from the sale pursuant to this Section 2.8) of the costs and expenses (including attorneys’ fees) incurred by the Dragging Shareholder and the

Company in connection with such Drag-Along Disposition. The consideration payable to the Other Shareholders pursuant to any Proposed Drag-Along Disposition shall only take the form of cash or Marketable Securities. If the consideration payable to the Dragging Shareholder takes the form of cash and/or Marketable Securities, such Dragging Shareholder may at its option elect that the Other Shareholders transferring their Shares in the Drag-Along Disposition shall receive cash in lieu of such Marketable Securities.

(b)The Drag-Along Notice will set forth: (i) the name and address of the Proposed Drag-Along Transferee, (ii) the proposed terms and conditions of the Drag-Along Disposition, and (iii) the allocation of the proposed purchase price as among the Shareholders with respect to each of their holdings of Shares, such price being calculated in accordance with Section 8.2 of the Articles, it being understood and agreed that such proposed purchase price and proposed terms and conditions may change in the course of negotiations and the Dragging Shareholder will use reasonable efforts to keep the Other Shareholders apprised of any such changes.

(c)The Other Shareholders will cooperate in effecting any Drag-Along Disposition in which any of them participates, and, if requested by the Proposed Drag-Along Transferee, will enter into agreements with the Proposed Drag-Along Transferee containing terms and conditions relating to the Drag-Along Disposition that are the same as the terms and conditions applicable to the Dragging Shareholder in connection with the Drag-Along Disposition; provided, however, that the representations and indemnification obligations of each such Other Shareholder in any such agreements will be limited to due authorization, execution and delivery of any agreement entered into in connection with such Drag-Along Disposition, its authority to enter into such agreement and consummate the transactions contemplated thereby without the consent or approval of any other Person, such Other Shareholder’s title to its Shares and its ability to convey title thereto free and clear of any liens, encumbrances or adverse claims (other than those arising by virtue of this Agreement). Notwithstanding anything in this Agreement to the contrary, all Shareholders will participate in all escrow arrangements, promissory notes, holdbacks, reserves or escrows agreed to by Investor, contingent payments, working capital adjustments and any other similar arrangements ratably on the basis of their respective percentage holding of shares and will be entitled to receive its portion, in accordance with the Articles, of such sums from any such escrow arrangements, promissory notes, holdbacks, reserves or escrows, contingent payments, working capital adjustments and other similar arrangements if and when Investor receives such payments.

(d)The Dragging Shareholder will notify the Other Shareholders of the date set for consummation of the Transfers of the Shares to the Proposed Drag-Along Transferee pursuant to this Section 2.8 (the “Drag-Along Closing Date”) as soon as reasonable practicable after such date becoming set and in any event not less than 20 Business Days before such date. On the Drag-Along Closing Date, in addition to any other terms of Transfer as provided in the Drag-Along Notice, the Dragging Shareholder and each Other Shareholder will deliver to the Proposed Drag-Along Transferee (i) documentation representing the Transfer of the Shares which, upon delivery to the Proposed Drag-Along Transferee, will vest in the Proposed Drag-Along Transferee good and valid title to the Shares to be Transferred, free and clear of all liens (other than those arising by virtue of this Agreement) and (ii) duly executed instrument of assignment, against delivery by the Proposed Drag-Along Transferee of all of the consideration, net of all expenses allocated pro rata amongst the Shareholders, to be received by each such Shareholder, as provided in the Drag-Along Notice. Upon notice of the consummation of the Transfers to the Proposed Drag-Along Transferee, the Company will also cause such Transfers to be reflected on the books of the Company.

2.9.    Provisions Applicable to Tag-Along/Drag-Along Rights. The provisions of Sections 2.7 and 2.8 will apply to any Transfer for value to any Proposed Tag-Along Transferee or Proposed Drag-Along Transferee (as applicable), including by way of merger, consolidation, recapitalization or other sale transaction.

2.10.    Improper Transfer. (a) Any attempt to Transfer any Shares not in compliance with this Agreement will be null and void and of no force or effect and neither the Company nor any transfer agent of the Company will register, or otherwise recognize in the Company’s records, any such improper Transfer.

(b)    No Shareholder will enter into any transaction or series of transactions for the purpose or with the effect of, directly or indirectly, denying or impairing the rights or obligations of any Person under this Article II, and any such transaction will be null and void and, to the extent that such transaction requires any action by an Company, it will not be registered or otherwise recognized in the Company’s records or otherwise.

2.11.    Certain Participation Rights. (a) Except for an issuance of New Securities to Investor or its Affiliates in connection with an Emergency Funding Situation, the Company will not issue any New Securities without offering by notice given to all Shareholders concurrently with such issuance, the right to purchase such Shareholder’s pro rata share of such New Securities on the same terms as such New Securities are to be issued. Any Shareholder that does not, within 15 days after receiving any notice referred to in the preceding sentence, irrevocably agree to purchase in full such Shareholder’s share of the New Securities referenced in such notice will be deemed to have irrevocably waived any and all rights under this Section 2.11 to purchase such New Securities. The procedures for the acceptance of any such offer and the closing of any such issuance will be determined by the Board. For purposes of this Section 2.11, a Shareholder’s pro rata share of New Securities is the ratio of (a) the sum of the total number of Shares owned by such Shareholder immediately prior to the issuance of the New Securities (assuming full conversion of all outstanding Preferred Shares, and the exercise of all outstanding rights, options and warrants to purchase Shares, held by such Shareholder), to (b) the total number of Shares issued and outstanding immediately prior to the issuance of the New Securities (assuming full conversion of all outstanding Preferred Shares, and the exercise of all outstanding rights, options and warrants to purchase Shares, held by all Shareholders). In the event that any Shareholder does not elect to purchase its allotment of the New Securities in full, then each other Shareholder who has elected to purchase a number of New Securities in excess of its allotment will have the right to purchase those New Securities which such Shareholder elected not to purchase, which such unsubscribed shares will be allocated among all overallotment offerees pro rata (up to the number of New Securities specified in such offeree’s notice) based on the number of Securities held by such overallotment offerees immediately prior to receipt of such written notice from the Company; provided, however, that no such offeree will be required to purchase more than the number of New Securities specified in its election notice.

(b)Where there has been an issuance of New Securities in connection with an Emergency Funding Situation, a Shareholder who has not been issued its pro rata share of New Securities concurrently with such issuance of New Securities may within 60 days of such issue (of which the Company will provide to each such Shareholder at the time of issuance) elect to purchase in full such Shareholder’s pro rata share of the New Securities from the other Shareholders to whom they were issued rather than directly from the Company. A purchase pursuant to this Section

2.11(b) will be on the same terms as the issuance of the New Securities pursuant to the Emergency Funding Situation.

2.12.    Fair Market Value. (a) The “Fair Market Value” of the Call Right Shares, the AINMT Put Right Shares, the Investor Tagged Shares or the Convertible Shares will be determined in accordance with this Section 2.12.

(b)Each of (i) Investor and (ii) NII Telecom shall appoint a reputable international investment bank as Valuer to establish Fair Market Value as at the date of certification of Fair Market Value by that Valuer.

(c)If within 30 days following service of the exercise of the Call Right, Put Right or Conversion Right (as applicable), either of Investor and/or NII Telecom fails to appoint a Valuer, the Company shall be entitled to appoint a Valuer on such defaulting Shareholder’s behalf.

(d)Each of Investor and NII Telecom shall instruct their Valuer to deliver to such instructing Shareholder and the Company at the same time and as soon as reasonably practicable, and in any event within 30 days of its appointment, its written valuation report setting its bona fide determination of Fair Market Value in dollars (each a “Valuation”), calculated in accordance with Section 8.2 of the Articles.

(e)If the higher of the two Valuations (the “High FMV”) is not more than 110% of the lower of the two Valuations (the “Low FMV”), then the Fair Market Value shall be equal to the sum of such Valuations divided by two.

(f)If the High FMV is more than 110% of the Low FMV, then the two Valuers shall jointly nominate a third valuer who shall be a reputable international investment bank (the “Ultimate Valuer”) to be appointed by the Company to determine Fair Market Value in dollars as at the date of certification of Fair Market Value by that Ultimate Valuer. The Company shall instruct the Ultimate Valuer to deliver to the Company as soon as reasonably practicable, and in any event within 30 days of its appointment, its written valuation report setting out its bona fide determination of Fair Market Value in dollars (the “Ultimate Valuation”).

(g)The Ultimate Valuation will be final and binding on the Company and the Shareholders if it is greater than or equal to the Low FMV and less than or equal to the High FMV.

(h)If the Ultimate Valuation is

(i)greater than the High FMV, then Fair Market Value shall be the High FMV; or

(ii)lower than the Low FMV, then Fair Market Value shall be the Low FMV, and, each in case, the final determination of Fair Market Value will be final and binding on the Company and the Shareholders.

(i)The fees and expenses of the Valuers and, if applicable, the Ultimate Valuer will be borne by the Company and taken into account by a Valuer when producing its valuation. The Shareholders shall each provide such documents and information to the Valuers and, if applicable, the Ultimate Valuer as are in their possession or control as the Valuer and/or, if applicable, the Ultimate Valuer may reasonably request from time to time.

(j)Any determination of Fair Market Value by a Valuer and, if applicable, the Ultimate Valuer, shall:

(i)be based only on facts and circumstances existing at the date of the valuation on the basis of an arm’s length bona fide sale between a willing buyer and a willing seller for the whole of the issued share capital of the Company;

(ii)value the AINMT Put Right Shares (or Call Right Shares, Investor Tagged Shares or Convertible Shares as the case may be) in accordance with the provisions set out in the Articles, without any premium or discount being attributed to the percentage of the issued share capital of the company which they represent or any restrictions on transfer on the AINMT Put Right Shares, the Call Right Shares, Investor Tagged Shares or the Convertible Shares, as the case may be;

(iii)take into account the then current business plan of the Group and the actual financial results of the Group; and

(iv)apply such other criteria as a Valuer or the Ultimate Valuer may, acting reasonably, consider appropriate.

(k)A Valuer and, if applicable, the Ultimate Valuer, shall act as an expert and not as an arbitrator. Investor and NII Telecom may make representations to the Ultimate Valuer in respect of the determination of Fair Market Value.

2.13.    NII Telecom Existence. NII Telecom undertakes to remain a société en commandite par actions and not to make any direct Transfer of any Shares to a Permitted Transferee that would reasonably be expected to cause the Company to (i) be required to register any Shares pursuant to Section 12(g), or be subject to any reporting requirements pursuant to, Sections 13, 14 or 15(d), in each case, of the Exchange Act, or (ii) cause the Company to become subject to the registration requirements of the U.S. Investment Company Act of 1940, as amended from time to time.

III.        BOARD OF MANAGERS

3.1    Powers and Duties of the Board. The Board will be responsible for the overall management of the Company in accordance with this Agreement.

3.2.    Composition of the Board. (a) Subject to this Article III, each Party will take all action within its respective power, including the voting of its Shares or execution of consents, required to establish the number of Managers on the Board at five and to cause the election of the following natural Persons to the Board Managers who have been nominated by this Section 3.2(a). At least one of the Managers to be appointed by each of NII Telecom and Investor, subject to (i) and (ii) below, will meet the residency requirements under applicable Law to qualify as a Luxembourg manager.

(i)As of the Effective Date and until the Second Closing (if any), (A) Investor will be entitled to nominate two Managers and one observer to the Board (provided that if Investor’s Applicable Ownership Percentage is (y) less than 30%, Investor is only entitled to nominate one Manager and one observer to the Board; or (z) less than 20%, Investor will only be entitled to nominate an observer to the Board) (any Manager appointed by Investor under Section 3.2 being an “Investor Manager”) and (B) NII Telecom will be entitled to nominate the other three Managers (or four or five, as applicable) (any Manager appointed by NII Telecom under Section 3.2 being an “NII Manager”), one of whom shall be designated as the chairman of the Board.

(ii)From and after the Second Closing (if any):

(A)Investor will have the right to nominate three Managers (plus one or two further Managers respectively if NII Telecom is only entitled to appoint one Manager or is not entitled to appoint any Manager pursuant to the terms hereof), one of whom shall be designated as the chairman of the Board, and on Second Closing one NII Manager shall be promptly removed from the Board by a resolution of the Shareholders.

(B)For as long as NII Telecom (together with its Permitted Transferees) maintains an Applicable Ownership Percentage of at least: (1) 30%, it will have the right to nominate two Managers; and (2) 20% but less than 30%, it will have the right to nominate one Manager.

(C)If NII Telecom’s (together with its Permitted Transferees) Applicable Ownership Percentage is less than 20%, it will only be entitled to appoint an observer to the Board and any remaining NII Manager shall be promptly removed from the Board by a resolution of the Shareholders.

(iii)The individuals nominated as of the Effective Date by Investor to be Investor Managers and by NII Telecom to be its Managers are set forth on Exhibit B.

(iv)Any Investor Manager or NII Manager shall, at their election, either (A) be appointed to or (B) be entitled to appoint another Person for appointment to the board of directors (or equivalent body) of any of the Company’s Subsidiaries.

(b)The Company and the Shareholders will take all reasonably required actions within their control, in order to elect and maintain a five-Person Board in accordance with the terms of this Agreement.

(c)If a Shareholder loses the right to nominate one or more Managers under this Section 3.2 due to its failure to maintain its required Applicable Ownership Percentage, the other Managers will nominate a replacement for such Manager(s) (and such nomination shall be approved and appointed by the Shareholders).

(d)Each Shareholder entitled to vote for the election of Managers agrees that it will vote, or cause to be voted, its Shares or execute written consents, as the case may be, and take all other necessary action (including causing the Company to call a special meeting of Shareholders) in order to ensure that the composition of the Board is as set forth in this Agreement and the Articles and the nominations set out herein are effected.

(e)Subject to compliance with applicable Law, Investor and NII Telecom shall be permitted to appoint by notice in writing such other Persons as they sees fit as observers (limited to one observer if such Shareholder only has the right under this Agreement to appoint one or two Managers), who shall be entitled to attend and speak (but not vote) at any meeting of the Board and to receive notice of all such meetings and all board materials provided to the Managers at the same time as the Managers. Such observers shall owe the same duty of confidentiality to the Company as the Managers.

3.3.    Term and Removal. Unless otherwise removed in accordance with this Section 3.3 or in the case of a resignation, the members of the Board will hold office until their respective successors have been duly appointed. Subject to the terms of Section 3.2 and this Section 3.3, each Manager may be removed (with or without cause) by a resolution of the Shareholders upon request of the Shareholder that appointed the respective Manager. The Shareholder that appointed the Manager must deliver a notice to the Company and the other Shareholders stating the name of the Manager to be removed from the Board. If a Manager ceases to be qualified under the Articles or applicable Law to act as a Manager of the Company, then the Shareholder that appointed such Manager will immediately procure the resignation of that Manager and nominate a new Manager in accordance with Section 3.2. Each Shareholder will notify the Company and the other Shareholders in writing of its nomination of any individual to serve as a Manager (other than those individuals nominated on Exhibit B as of the Effective Date, notice of which is hereby acknowledged by each Shareholder) or the removal of an individual as a Manager, or if it intends not to nominate an individual to fill a designated Manager position.

3.4.    Vacancies. If, as a result of death, disability, retirement, resignation, removal (with or without cause), including as a result of a Shareholder losing the right to nominate one or more Managers under Section 3.2 due to its failure to maintain its required Applicable Ownership Percentage, or otherwise, there will exist or occur any vacancy on the Board:

(a)Subject to Section 3.2(c), the Shareholder entitled under this Agreement and the Articles to designate or nominate such Manager whose death, disability, retirement, resignation or removal resulted in such vacancy may designate another individual (the “Nominee”) to fill such vacancy and serve as a Manager; and

(b)Each Shareholder then entitled to vote for the election of the Nominee as a Manager of the Company agrees that it will vote its Shares, or execute a written consent, as the case may be, in order to ensure that the Nominee is elected to the Board.

3.5.    Action by the Board of Managers. A quorum of the Board will consist of at least a majority of the Board members, including (a) prior to the Second Closing (if any), two NII Managers and one Investor Manager and (b) after the Second Closing (if any) two Investor Managers and one NII Manager; provided, that if, pursuant to Section 3.2, Investor does not have a right to nominate any Investor Managers or NII does not have a right to nominate any NII Managers, a quorum will only consist of at least a majority of the Board members. If a quorum is not present within one hour of the time appointed for the meeting or if quorum ceases to be present during the course of the meeting, any Manager appointed by a Shareholder with an Applicable Ownership Percentage greater than 50% may call and give notice of the adjourned meeting. The quorum at such adjourned meeting shall be a majority of the Board, including one Manager appointed by the Shareholder referenced in the preceding sentence. For the avoidance of doubt, the adjourned meeting may be held by video conference, telephone and other electronic conferencing means. Except as otherwise provided in this Agreement, all actions of the Board will require (i) the approval of at least a majority of the votes cast at a meeting of the Board duly noticed and convened in accordance with applicable Law and otherwise in accordance with the terms of this Agreement (or at which any notice and convening formalities have been duly waived) and at which a quorum is present or (ii) the unanimous written consent of the Board.

3.6.    Meetings of the Board.

(a)Frequency; Place. The Board will decide how often the Board holds meetings; provided that (i) Board meetings are held at least four times per calendar year, and (ii) at least two Board meetings per calendar year are held in person in Luxembourg. Any Manager may convene a Board meeting by giving notice in accordance with Section 3.6(b) (the “Board Meeting Notice”). Unless otherwise agreed to by the Board, the meetings will take place at the location specified in the Board Meeting Notice. Subject to the first sentence of this Section 3.6(a), meetings may be held by video conference, telephone and other electronic conferencing means subject to any requirements imposed by Law.

(b)Board Meeting Notice; Agenda. Unless expressly waived by the Managers, each of the Managers will be given Board Meeting Notice 10 Business Days prior to all meetings of the Board including any adjournments thereof. Unless expressly waived by the Managers, at least three Business Days prior to a meeting, a reasonably detailed meeting agenda will be sent to each of the Managers by email, courier or facsimile, which will be accompanied by any relevant papers.

(c)Voting. Except as set forth in this Agreement, any action, consent, approval, election, decision or determination to be made by the Board under or in connection with this Agreement will be in the sole and absolute discretion of a simple majority of the members of a valid quorum of the Board. The Investor Managers attending a meeting of the Board shall each be granted a proxy to vote by each of the non-attending Investor Managers that Investor is entitled to appoint and the NII Managers shall each be granted a proxy to vote by each of the non-attending NII Managers that NII Telecom is entitled to appoint. The chairman of the Board shall not have a second, or casting, vote.

(d)Written Consents. Notwithstanding the foregoing, any action required or permitted to be taken at any meeting of the Board may be taken without a meeting, if a consent or consents in writing, setting forth the action to be taken, will be signed by all Managers.

3.7.    Compensation and Reimbursement; Insurance.

(a)The Company will pay the reasonable, documented out-of-pocket expenses incurred by the members of the Board in connection with attending the meetings of the Board and any committees thereof. The Shareholders will determine at a general meeting any compensation to be paid to Managers in respect of their service as Managers.

(b)The Company will maintain directors’ and officers’ liability insurance for the benefit of the Managers; provided that such insurance is available on reasonable terms.

3.8.    Limitation on Liability; Indemnification; General.

(a)The Articles will provide for indemnification and exculpation of Managers to the fullest extent permitted under applicable Law. The Company will enter into customary indemnification agreements with each Manager on substantially the same terms as each other Manager. In addition to any other indemnity provided herein or otherwise, to the maximum extent permitted by applicable Law, the Company will indemnify against judgments, fines, amounts paid in settlement, costs, damages and expenses (including attorney’s fees) actually and reasonably incurred by each Manager (i) who was or is nominated by the Shareholders and (ii) is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (including an action or suit by or in the right of the Company to procure a judgment in its favor), which is (A) threatened or brought by a Person who or which is not signatory to this Agreement or an Affiliate thereof, and (B) based upon such Manager’s acts or omissions taken in furtherance of the terms of this Agreement, providing such acts or omissions were made in good faith (a “Proceeding”).

(b)Any indemnification made under the Articles will include the right to be paid by the Company the expenses (including, without limitation, attorney’s fees and expense) incurred in defending any Proceeding in advance of its final disposition.

3.9.    Board committees. The Board shall constitute an operational committee, a remuneration committee and an audit committee, on terms of reference and consisting of such Managers determined by the Board from time to time, as soon as reasonably practicable after the Effective Date. Each committee shall consist of, as a minimum, any Managers appointed by any Shareholders pursuant to Section 3.2 (but Investor may elect to exclude any Luxembourg resident director appointed by Investor and NII Telecom may elect to exclude any Luxembourg resident director appointed by NII Telecom), and the chairman of such committee shall be appointed by the Board from time to time, and shall be entitled to appoint any executives of the Group to participate as non-voting observers to the meetings of such committee. The operational committee shall be held at least once per month from the Effective Date until the first anniversary thereof, and at least four times per calendar year thereafter.

3.10.     Meetings of Shareholders. (a) General meetings of the Shareholders of the Company will be held in Luxembourg at least twice per calendar year and will be in accordance with the applicable provisions of the Articles and the Law, including the following provisions subject herewith to the relevant provisions of Law:

(b)The notice of meeting will (1) be sent to all Shareholders at least 10 days prior and (2) set out an agenda identifying in reasonable detail the matters to be discussed;

(c)The quorum will consist of at least one duly authorized representative of Investor and of NII Telecom; provided that if at a duly called meeting, a duly authorized representative of both of the Shareholders is not present, then such meeting will be adjourned for at least 10 Business Days and each Shareholder will be notified of the date and place of the re-called meeting at least three days in advance of such meeting and the quorum shall be one Shareholder;

(d)Other than the two required in-person meetings in Luxembourg each calendar year, meetings may be held by video conference, telephone and other electronic conferencing means and the Persons convening the meeting will use commercially reasonable efforts to ensure they are held at locations reasonably convenient for all Shareholders;

(e)If quorum is not met for two consecutive duly called meetings of the Shareholders, the Shareholders in attendance which will represent at least a majority of the outstanding Capital Stock of the Company will constitute a quorum for purposes of the next subsequent meeting;

(f)Special meetings of the Shareholders of the Company may be called by the Board and any Shareholder with an Applicable Ownership Percentage of at least 10% may request the Board to call a special meeting; and

(g)Notwithstanding the foregoing, any action required or permitted to be taken at any Shareholders’ meeting may be taken without a meeting, if a consent or consents in writing, setting forth the action to be taken, will be signed by or on behalf of Shareholders holding sufficient votes to be able to approve such action at a Shareholders’ meeting.

3.11.    Conflicting Provisions in Governing Documents. Each Shareholder will vote such Shareholder’s Shares or execute written consents, as the case may be, and take all other actions necessary or appropriate, to ensure that the Articles (a) contain the provisions of this Article III that are required by applicable Law to be contained in the Articles in order for such provisions to be operable and enforceable and (b) facilitate and do not at any time conflict with any provision of this Agreement. In addition, the Company will vote all of the Company’s securities or execute written consents, as the case may be, and take all other actions necessary or appropriate, to ensure that the Articles (and/or other governing corporate documents) of each Subsidiary of the Company (i) contain the provisions of this Article III that are required by applicable Law to be contained in such documents in order for such provisions to be operable and enforceable and (ii) facilitate and do not at any time conflict with this Agreement.

3.12.    Shareholder Access. The Shareholders will be entitled to receive from each Group Member, as promptly as practicable after request therefor, information distributed or otherwise made available to the Board or any committee thereof at any regular or special meeting thereof together with any other Group information relating thereto. The Company will, and will cause its Subsidiaries to, permit the Shareholders, at their respective expense, to visit and inspect the Group Members’ properties, to examine its books of account and records and to discuss the Group Members’ affairs, finances and accounts with its/their officers and other employees and the Company Accountants, all at such reasonable times (but during normal business hours) as any of them may request.

3.13.    Confidentiality. (a) Any Shareholder receiving Confidential Information related to any Group Member agrees to keep such Confidential Information confidential and will not disclose such Confidential Information to any third party without the prior written consent of the Company; provided, however, that nothing in this Agreement will prevent such Shareholder from disclosing the Confidential Information: (i) as required by Law or other legal process or the rules of any applicable stock exchange or regulator; (ii) as required to implement the AINMT AS IPO and any ongoing obligations arising therefrom; (iii) as required to implement any sale of any Shares permitted by this Agreement or all or substantially all of the assets of the Group; or (iv) to its Affiliates and its Affiliates’ limited partners or stockholders, representatives (including attorneys and accountants), agents and Affiliates or to any Participant or any Permitted Transferee of such Shareholder;

provided, further, in the case of (iii) and (iv), that the recipient of such Confidential Information is bound by obligations of confidentiality satisfactory to the disclosing Shareholder.

(b)     Any Manager appointed by a Shareholder may disclose any information received by it to his appointing Shareholder and to any Person to whom such Shareholder is permitted to disclose Confidential Information pursuant to Section  3.13(a).

IV.    CERTAIN ARRANGEMENTS

4.1.    Effectiveness of Certain Minority Rights. The rights in this Agreement available to Investor under Sections 3.2(a)(i) and 4.6 shall only become effective or exercisable by Investor upon receipt of the Regulatory Approval pursuant to the Investment Agreement.

4.12.    Additional Investment Requirements. (a) The Company, and the Board, shall have regard to the ongoing spending and funding needs of the Group, including considering available cash, the anticipated funding needs of the business and the ongoing obligations of the Group, and shall at all times run the business as a going concern so as to meet the Group's debts as they fall due.

(b)From and after the Effective Date, if NII Telecom does not make the contributions or payments required of it under Article II of the Investment Agreement or if the Board determines (acting reasonably) that the investments or contributions contemplated in Article II of the Investment Agreement are not sufficient to fund the Company’s agreed and duly approved budget plan or not sufficient to maintain the business as a going concern so as to meet the Group's debts as they fall due, the Parties agree that the Company will, and Investor and NII Telecom will cause the Company to:

(i)use its commercially reasonable efforts to raise financing through third-party debt subject to the terms of this Agreement, as expeditiously as possible; and

(ii)inform the Shareholders immediately upon becoming aware, and in any event within five (5) days, of such circumstances, consult with the Shareholders in relation to potential funding options in relation to remedying such funding shortfall and keep the Shareholders promptly informed of any developments in connection with raising financing through third-party debt.

(c)If the Company is not able to obtain financing through third-party debt within ten (10) Business Days of informing the Shareholders pursuant to Section 4.2(b)(ii) above, the Board will resolve, as expeditiously as possible, to raise financing via such other means as the Board may approve (acting reasonably), including by the issue of shares or shareholder debt in accordance with the terms of this Agreement, unless compliance with this Section 4.2(c) would be in breach of the Board’s fiduciary duties; provided that no Shareholder shall be under any obligation to provide any such financing.

4.3.    Financial Information of the Company. The Company will furnish to Shareholders:

(a)promptly when available and in any event within 15 days after the end of each month the balance sheet of the Company (and its consolidated Subsidiaries) as of the end of such month, together with statements of earnings and cash flows for such month and for the period beginning with the first day of such fiscal year and ending on the last day of such month, together with a comparison with the corresponding period of the previous fiscal year and a comparison with the budget for such period of the current fiscal year, certified by the president, the chief executive officer or the chief financial officer of the Company. The balance sheet, together with statements of earnings and cash flows will be prepared in accordance with IFRS and will include a reconciliation to a separate balance sheet, together with statements of earnings and cash flows prepared in accordance with U.S. GAAP;

(b)promptly when available and in any event within 75 days after the close of each fiscal year of the Company, (i) a copy of the annual audit report of the Company (and its consolidated Subsidiaries) for such fiscal year, such audit having been performed in accordance with the standards of the PCAOB, including the balance sheets and statements of earnings and cash flows of the Company (and its consolidated Subsidiaries) as at the end of such fiscal year, prepared in accordance with IFRS and including a reconciliation to a separate balance sheet, together with statements of earnings and cash flows prepared in accordance with U.S. GAAP, certified without qualification (except for qualifications relating to changes in accounting principles or practices reflecting changes in generally accepted accounting principles and required or approved by the Company Accountants) by the Company Accountants and (ii) a comparison with the budget for such fiscal year and a comparison with the previous fiscal year;

(c)promptly when available and in any event within 120 days after the close of each fiscal year of the Company, (i) a copy of the annual audit report of the Company (and its consolidated Subsidiaries) for such fiscal year, such audit having been performed in accordance with the standards of the PCAOB, including all financial statements of the Company (and its consolidated Subsidiaries) and notes to the financial statements, as at the end of such fiscal year, prepared in accordance with IFRS, certified without qualification by the Company Accountants (except for qualifications relating to changes in accounting principles or practices reflecting changes in generally accepting accounting principles and required or approved by the Company Accountants);

(d)promptly when available and in any event within 15 days from the end of each month, a statement of shareholders’ equity for such month, including a description of all changes to all equity accounts in such month;

(e)as promptly as practicable (but in any event not later than five Business Days) after receipt thereof, copies of all management reports submitted to the any Group Member by the Company Accountants;

(f)as promptly as practicable, copies of all information provided to third-party lenders (but in any event not later than five Business Days after such information is provided to such lenders);

(g)as soon as practicable, and in any event not later than 15 days prior to the end of the prior fiscal year of the Company, an annual budget and financial projections for the Company for such fiscal year (on a monthly basis and including monthly operating and cash flow budgets), prepared in good faith and on reasonable assumptions contained in such projections (the “Annual Budget”);

(h)as soon as practicable, and in any event at least three Business Days in advance of any anticipated filings, copies of any filings with the Commission;

(i)as soon as practicable, and in any event not later than five days prior to the end of the fiscal year of the Company, all relevant information required to comply with all U.S. tax reporting requirements;

(j)such other material information of the Company as may be reasonably requested; and

(k)such information as Investor reasonably requests relating to the Company or any Group Member to allow Investor or its Affiliates to comply with any applicable rules in connection with any securities of Investor or its Affiliates being listed or admitted to trade, or potentially listed or admitted to trade, on any exchange (including any preparations in connection therewith, any ongoing obligations, relating to historic financial and other information of a Group Member, or any change of exchange on which securities are admitted to trade).

4.4.    Financial Information of Subsidiaries. The Company will cause each of its Subsidiaries to furnish to holders of Preferred Shares and Ordinary Shares the same information specified in Section 4.3 above with respect to each such Subsidiary to the extent not included in the information provided by the Company pursuant to Section 4.3.

4.5.    Actions Requiring NII Telecom’s Approval. In addition to requiring the approval of the Board, the following actions involving the Company will require the written approval of both NII Telecom and Investor from and after the Second Closing (if any) (and to the extent any such provision below applies to any of the Company’s Subsidiaries, the Company will ensure that no such action is taken by any such Subsidiary without such approval) other than Sections 4.5(o) to 4.5(s) below which shall cease to apply following an NII Change of Control or a Change in Control of any Group Member; provided, however, that if NII Telecom’s Applicable Ownership Percentage is less than 20%, only Sections 4.5(c), 4.5(m) and 4.5(n) and, to the extent such action has a material disproportionate adverse economic effect on NII Telecom relative to the economic effect on Investor, Sections 4.5(a), 4.5(b) and 4.5(f) shall require the prior written approval of NII Telecom:

(a)enter into any share split, share or other in-kind dividend, redemption, reclassification, or reorganization transaction which could have a material adverse effect on NII Telecom;

(b)amend, alter or repeal any provision of any constitutional/organizational document of the Company except in connection with an issue of New Securities;

(c)enter into any or amend the terms of any existing related party transactions between any Group Member, on the one hand, and Investor or any of Investor’s Affiliates (excluding any Group Member), on the other hand;

(d)materially change the nature of, or cease to carry on, the business of the Group;

(e)adopt or change any equity compensation plan (including, but not limited to, obligations to issue options, restricted shares and other equity compensation-related securities) of any Group Member to the extent it would result in an issuance of Shares (or any security or option convertible into Shares) which would dilute NII Telecom’s holding of Shares;

(f)change a material tax or accounting policy of any Group Member, other than amendments to accounting policies of such Group Member to the extent that the changes to the policy are the result, and are meant to make the policy consistent with, the changes to applicable Law or the then current generally accepted accounting principles applicable in the jurisdiction of the Company or the applicable Subsidiary;

(g)terminate or change the independent auditor of the Company to the extent that the replacement auditor is not a nationally or internationally recognized accounting firm;

(h)issue New Securities other than where NII Telecom has pre-emption rights as contemplated by this Agreement;

(i)voluntary or involuntary liquidation, dissolution or bankruptcy of any Group Member other than as part of a corporate reorganization of the Group pursuant to which all or substantially all the assets of the Group continue to be owned by the Group;

(j)change the number of Managers appointed to the Board other than as contemplated by this Agreement;

(k)the appointment of any Group Chief Executive Officer of the Company and its Subsidiaries, save that if Investor has proposed one person of sufficient experience, qualifications and standing (in the reasonable opinion of Investor) as Group Chief Executive Officer who was not accepted by NII Telecom then Investor shall be entitled to appoint any person as Group Chief Executive Officer by written notice to the Company;

(l)the appointment of any Chief Financial Officer of Opco and its Subsidiaries, save that if Investor has proposed one person of sufficient experience, qualifications and standing (in the reasonable opinion of Investor) as Chief Financial Officer of Opco and its Subsidiaries who was not accepted by NII Telecom then Investor shall be entitled to appoint any person as Chief Financial Officer of Opco and its Subsidiaries by written notice to the Company;

(m)any capitalization or other use of any amounts standing to the credit of the 115 account or the share premium account of the Company, except as otherwise provided in the Investment Agreement;

(n)any change to the Corporate Reorganization contemplated by the Investment Agreement (including unwinding any such actions or transactions);

(o)acquire or purchase Capital Stock or assets of any Person or the acquisition by any other means of any material business, properties, assets, or Persons in any transaction or series of related transactions that requires any payment, individually or in the aggregate, in excess of $25,000,000 (but in any event excluding any capital expenditure of the Group or any acquisition of any spectrum as long as the Group has available cash or is able to raise sufficient funding to make such expenditure or acquisition);

(p)enter into any material joint ventures or establishing or acquiring any non-wholly owned Subsidiaries in each case requiring an equity investment by the Group exceeding $25,000,000;

(q)incur Indebtedness or encumber the assets of any Group Member which is in excess of $100,000,000 more than the Indebtedness existing on the Second Closing (if any) except for or in connection with (i) Indebtedness existing on the Second Closing (if any), (ii) financing capital expenditures in the ordinary course of business, but that in no event will exceed, in the aggregate, $100,000,000, and (iii) trade credit incurred in the ordinary course of business, but that in no event will exceed, in the aggregate, $100,000,000;

(r)loans by any Group Member to third parties, other than (i) loans entered into in the ordinary course of business not to exceed $50,000,000 individually or in the aggregate or (ii) transactions between or among the Group Members; and

(s)enter into any new material contracts of the Company which will result in revenues or expenditures to the Group of $100,000,000 or more in aggregate, excluding any renewal or extension of any such contract (and excluding any roaming agreements, RAN sharing agreements and any agreements relating to the acquisition of spectrum).

4.6.    Actions Requiring Investor’s Approval. In addition to requiring the approval of the Board, the following actions involving the Company will require the written approval of both Investor and NII Telecom from the Effective Date until the Second Closing (if any) (and to the extent any such provision below applies to any of the Company’s Subsidiaries, the Company will ensure that no such action is taken by any such Subsidiary without such approval), provided that (A) Sections 4.6(q) to 4.6(u) below shall only apply following an NII Change of Control or a Change in Control of the Company or a Group Member, (B) if Investor does not exercise its right to make the Second Investor Capital Contribution, Sections 4.6 (k), (l) and (n) shall cease to apply other than following an NII Change of Control or a Change in Control of the Company or a Group Member in which case Sections 4.6(a) to 4.6(u) shall apply, (C) if Investor’s Applicable Ownership Percentage is less than 20%, only Sections 4.6(c), 4.6(o) and 4.6(p) and, to the extent such action has a material disproportionate adverse economic effect on Investor relative to the economic effect on NII Telecom, Sections 4.6(a), 4.6(b) and 4.6(f) below shall require the prior written approval of Investor:

(a)enter into any share split, share or other in-kind dividend, redemption, reclassification, or reorganization transaction which could have a material adverse effect on Investor;

(b)amend, alter or repeal any provision of any constitutional/organizational document of the Company except in connection with an issue of New Securities;

(c)enter into any or amend the terms of any existing related party transactions between any Group Member, on the one hand, and NII Telecom or any of NII Telecom’s Affiliates, on the other hand;

(d)materially change the nature of, or cease to carry on, the business of the Group;

(e)adopt or change any equity compensation plan (including, but not limited to, obligations to issue options, restricted shares and other equity compensation-related securities) of any Group Member to the extent it would result in an issuance of Shares (or any security or option convertible into Shares) which would dilute Investor’s holding of Shares;

(f)change a material tax or accounting policy of any Group Member, other than amendments to accounting policies of such Group Member to the extent that the changes to the policy are the result, and are meant to make the policy consistent with, the changes to applicable Law or the then current generally accepted accounting principles applicable in the jurisdiction of the Company or the applicable Subsidiary;

(g)terminate or change the independent auditor of the Company to the extent that the replacement auditor is not a nationally or internationally recognized accounting firm;

(h)issue New Securities other than where Investor has pre-emption rights as contemplated by this Agreement;

(i)voluntary or involuntary liquidation, dissolution or bankruptcy of any Group Member other than as part of a corporate reorganization of the Group pursuant to which all or substantially all the assets of the Group continue to be owned by the Group;

(j)change the number of Managers appointed to the Board other than as contemplated by this Agreement;

(k)the appointment of any Group Chief Executive Officer of the Company and its Subsidiaries, save that if NII Telecom has proposed at least one person of sufficient experience, qualifications and standing (in the reasonable opinion of NII Telecom) as Group Chief Executive Officer and who was not accepted by Investor then NII Telecom shall be entitled to appoint any person as Group Chief Executive Officer by written notice to the Company;

(l)the appointment of any Chief Financial Officer of Opco and its Subsidiaries, save that if NII Telecom has proposed at least one person of sufficient experience, qualifications and standing (in the reasonable opinion of NII Telecom) as Chief Financial Officer of Opco and its Subsidiaries and who was not accepted by Investor then NII Telecom shall be entitled to appoint any person as Chief Financial Officer of Opco and its Subsidiaries by written notice to the Company;

(m)acquire or dispose of any spectrum or acquire or dispose of or modify the terms of any telecommunications license;

(n)amend the Business Plan or adopt a business plan for the Group for that forthcoming financial year, or vary the Business Plan, or exceed the capital expenditure provided for in any such Business Plan or business plan by more than 10% in aggregate;

(o)any capitalization or other use of any amounts standing to the credit of the 115 account or the share premium account of the Company, except as otherwise provided in the Investment Agreement;

(p)any change to the Corporate Reorganization contemplated by the Investment Agreement (including unwinding any such actions or transactions);

(q)acquire or purchase Capital Stock or assets of any Person or the acquisition by any other means of any material business, properties, assets, or Persons in any transaction or series of related transactions that requires any payment, individually or in the aggregate, in excess of $25,000,000 (but in any event excluding any capital expenditure of the Group or any acquisition of any spectrum as long as the Group has available cash or is able to raise sufficient funding to make such expenditure or acquisition);

(r)enter into any material joint ventures or establishing or acquiring any non-wholly owned Subsidiaries in each case requiring an equity investment by the Group exceeding $25,000,000;

(s)incur Indebtedness or encumber the assets of any Group Member which is in excess of $100,000,000 more than the Indebtedness existing on the Second Closing (if any) except for or in connection with (i) Indebtedness existing on the Second Closing (if any), (ii) financing capital expenditures in the ordinary course of business, but that in no event will exceed, in the aggregate, $100,000,000, and (iii) trade credit incurred in the ordinary course of business, but that in no event will exceed, in the aggregate, $100,000,000;

(t)loans by any Group Member to third parties, other than (i) loans entered into in the ordinary course of business not to exceed $50,000,000 individually or in the aggregate or (ii) transactions between or among the Group Members; and

(u)enter into any new material contracts of the Company which will result in revenues or expenditures to the Group of $100,000,000 or more in aggregate, excluding any renewal or extension of any such contract (and excluding any roaming agreements, RAN sharing agreements and any agreements relating to the acquisition of spectrum).

4.7.    Company Cure Right. If the Company is in breach of the provisions of Sections 4.5 or 4.6, the Company will be afforded a period of 30 days following it having received notice that it is in breach of Sections 4.5 or 4.6 to cure such breach to the reasonable satisfaction of the applicable Shareholder; provided, however, that if such breach by its nature cannot be cured, the Company will have no such period to cure.

4.8.    Anti-Corruption and Internal Financial Controls

(a)The Company undertakes to establish a corporate compliance program for the Group as soon as reasonably practicable in a form accepted by Investor. The compliance program must include, among other things, anti-bribery and corruption, anti-money laundering, competition Law and whistleblowing policies, a requirement for regular training of employees and signature by designated employees of an annual compliance certificate. Investor and NII Telecom shall each have the right, at its own expense, to audit (using its internal auditors or third-party auditors) compliance by the Group with the compliance program.

(b)The Company covenants that it will not, and will procure that none of the Group Members (together with their officers, directors, employees, consultants, agents or other Persons associated with or acting on behalf of them (together “Group Representatives”)), will:

(i)take any action, directly or indirectly, that would result in a violation of the U.S. Foreign Corrupt Practices Act of 1977 (as amended) or the United Kingdom Bribery Act 2010 together with the rules and regulations thereunder or any other applicable anti-corruption, anti-bribery or analogous Laws promulgated within the U.S., United Kingdom, any European Union Member State or Brazil;

(ii)engage in any business with, make any investments in, or make any payments to:

(A)any Person with which U.S. Persons are prohibited from engaging or doing business with by U.S. Laws, including the economic sanctions administered by the U.S. Office of Foreign Assets Control; or

(B)any Person targeted by any of the economic sanctions of the United Kingdom administered by H.M. Treasury;

(iii)engage in or fund, directly or indirectly, any business with, or for the benefit of, a government, national, resident or legal entity of Cuba, Sudan, Iran, North Korea or Syria,

in each case, in relation to the operations of the Group.

(c)The Company covenants that it and each Group member will conduct all operations and the business of the Group in compliance with all relevant anti-money laundering Laws and regulations and shall institute applicable record-keeping and reporting as requested by such Laws and regulations.

(d)The obligations set out in Section 4.8(c) above include the obligation that no Group member and no Group Representative will:

(i)make any payment or gift of money or any other thing of value, or any offer, promise, or authorization of money or any other thing of value, directly or indirectly, to or for the benefit of:

(A)any official, employee, agent or other representative of a government or any department, agency or organ thereof;

(B)any political party or official thereof;

(C)any candidate for political office; or

(D)any official, employee, agent or other representative of a public international organization;

for the purpose of influencing or inducing any act or decision of such Person or of any government or department, agency or organ thereof, or for the purpose of securing any improper advantage, in connection with obtaining, retaining, or directing business;

(ii)use any of the funds of any Group member for unlawful contributions, gifts, entertainment, or other expenses relating to political activity; or

(iii)establish or maintain any unlawful or unrecorded fund of a Group Member’s money or other assets; or

(iv)make or receive any unlawful bribe, rebate, payoff, influence payment, kickback, or other payment of a similar nature.

(e)The Company covenants that no Group Member will not, and will procure that the Group Representatives will not, engage in any cartel, arrangement, understanding, contract or other course of action which would constitute unlawful anti-competitive behavior or otherwise breach relevant competition Law, in each case in relation to the Group.

(f)If a compliance issue comes to light, including any matter which would constitute a breach of this Section 4.8 by the Group or a Group Representative, Investor shall be entitled to investigate the matter and determine the appropriate action to be taken, including putting in place measures to prevent any similar issues arising in the future and, save where a Party is required to disclose by Law, no disclosure shall be made in relation to such matter without the prior written agreement of Investor, not to be unreasonably withheld.

(g)Investor, NII Telecom and the Company agree that should any of them learn of or have reason to suspect or know of any development that in any way makes inaccurate or incomplete the representations, warranties and undertakings given in this Section 4.8 or in Section 4.19(e) of the Investment Agreement, then that Party will immediately advise the other Parties in writing of such knowledge or suspicion and the basis for it.

(h)From the Effective Date until the Second Closing (if any), NII Telecom and, from the Effective Date, Investor shall have the right to conduct, at its expense, an investigation of the Group (using its internal auditors or third-party auditors) to verify compliance with the provisions of this Section 4.8. The Company will and will cause each Group member to: (i) cooperate fully with such investigation, the scope, method, nature and duration of which shall be at the reasonable discretion of the auditing party; and (ii) use reasonable best efforts to implement any actions or measures recommended by such investigation.

(i)From the Effective Date Investor shall have the right to conduct, at Investor’s sole cost and expense, an investigation of the Group’s internal control over financial reporting (using its internal auditors or third-party auditors). The Company will and will cause each Group member to: (i) cooperate fully with such investigation, the scope, method, nature and duration of which shall be at the reasonable discretion of the auditing party; provided, that Investor shall reimburse the Company for all reasonable, documented out-of-pocket expenses incurred by the Company in connection herewith; and (ii) use reasonable best efforts to implement any actions or measures recommended by such investigation.

4.9.    U.S. Tax

(a)The Company will not (and shall procure that no Group member will), and until the Second Closing NII Telecom will procure that the Company will not (and shall procure that no Group member will), elect, without the prior written consent of (i) from the Effective Date until the

Second Closing (if any), NII Telecom and (ii) from and after the Effective Date, Investor, to change its entity classification for U.S. tax purposes under the U.S. Internal Revenue Code or the U.S. Treasury Regulations thereunder (whether by becoming a “disregarded entity”, a partnership or a corporation or otherwise). The Company will (and shall procure that each Group Member will), and until the Second Closing NII Telecom will cause the Company to (and shall procure that each Group Member will) cause any newly-formed or acquired non-U.S. Subsidiaries to make “check-the-box” elections under Section 7701 of the Code, unless (A) from the Execution Date until the Second Closing (if any), NII Telecom and (B) from and after the Execution Date, Investor, have previously consented in writing to an alternative election.

(b)The Company shall (and shall procure that each Group Member shall) use commercially reasonable efforts to work with each Shareholder or any of their Affiliates, to enable each Shareholder or any of their Affiliates to timely comply with any U.S. federal income tax reporting obligations, including, but not limited to, any information reporting obligations each Shareholder or any of their Affiliates may have for U.S. or non-U.S. partnership investments and direct or indirect investments in U.S. or non-U.S. corporations, and will provide such information or reports to each Shareholder or its applicable Affiliate no later than May 31 of the following year, in the case of information or reports which can be obtained or assembled without unreasonable effort or expense at the expense of the Group, as relevant, or otherwise at the cost of each Shareholder or its applicable Affiliate.

(c)The Company will not (and shall procure that no Group Member will), and until the Second Closing NII Telecom will procure that the Company will not (and shall procure that no Group member will): (i) transfer to another entity, or otherwise take any actions with respect to, any Intercompany Debt that would create a taxable event under the U.S. Internal Revenue Code or the U.S. Treasury Regulations thereunder, or (ii) cause the Intercompany Debt not to be “disregarded” for U.S. Tax purposes, in each case without the prior written consent of (A) from the Execution Date until the Second Closing (if any), NII Telecom and (B) from and after the Execution Date, Investor. Any Transfer or attempted Transfer, or any issuance, of any shares, stock or securities of any Group Member (other than the Company) shall require the prior written consent of Investor, and any such transfer or attempted transfer, or any issuance, of any shares, stock or securities of such Group Member without such prior written consent shall be null and void ab initio. The Company (and the Company shall procure than any Group Member) shall not (1) Transfer or issue on its books any of the shares, stock or securities that have been sold, issued or transferred in violation of any of the provisions set forth in this Agreement, or (2) treat as owner of such shares, stock or securities or to pay dividends or other distributions to any purported transferee to whom any such shares, stock or securities purported to have been sold, issued or transferred.

4.10.    Management Fees. It is contemplated that, from the Effective Date, each of Investor (or such other Affiliate of Investor as Investor may nominate) and NII Telecom (or such other Affiliate of NII Telecom as it may nominate) will provide such management services for such annual fees (“Management Fees”) as mutually determined in good faith by Investor and NII Telecom after the Effective Date. Any such Management Fees will accrue on a quarterly basis (in advance). Any Management Fees payable by the Company will be so payable on arms-length terms reflecting the nature and value of the services rendered. The Parties agree that the Company’s obligation to pay Management Fees will be deferred for a period of two years following the Effective Date (such period, the “Grace Period”), at which time the Management Fees for the Grace Period will be payable. Following the Grace Period, Management Fees will be payable by the Company in quarterly installments on the first Business Day of the quarter to Investor and NII Telecom on a pro-

rata basis based on Investor’s and NII Telecom’s Applicable Ownership Percentage at such time. In the event that the Company does not have sufficient cash to pay the Management Fees in full (as reasonably determined by the Board), payment of Management Fees will be deferred until such time as the Company has sufficient cash to resume payment of the Management Fees in full.

4.11.    Treatment of Intercompany Arrangements. All contracts, undertakings, commitments, obligations and arrangements in place between the Group Members, on the one hand, and the Retained NII Group, on the other hand, except for (i) the intercompany loan of approximately $2 billion owed by Opco as an Intercompany Debt, and (ii) such arrangements and upon the terms and conditions set forth in this Agreement, the Investment Agreement and Schedule 4.11 (such arrangements set out in Schedule 4.11 being the “Continuing Arrangements”) (together the “Existing Arrangements”) will terminate on the Effective Date.

4.12.    Termination of Existing Arrangements. Each of NII Telecom and NII Parent (for itself and for each member of the Retained NII Group), hereby irrevocably agrees that, with effect from the Effective Date:

(a)all Existing Arrangements shall be terminated;

(b)any and all rights and obligations of (i) the Retained NII Group and (ii) any Group Member under, pursuant to or in connection with the Existing Arrangements which are subsisting or outstanding at the Effective Date shall be waived and released, including any and all rights and obligations which may have accrued prior to the Effective Date and each party expressly waives any and all claims it may have in respect thereof;

(c)any and all debts or liabilities (including any interest thereon and whether actual, contingent or prospective) of (i) the NII Retained Group, and (ii) any Group member under, pursuant to or in connection with the Existing Arrangements which are subsisting or outstanding at Effective Date shall be waived, released and discharged; and

(d)NII Telecom and NII Parent shall, or shall procure that the relevant member of the NII Retained Group shall, continue to provide the Continuing Arrangements on the terms set out in Section 4.13 below.

4.13.    Transitional arrangements. Each of NII Telecom and NII Parent shall, or shall procure that the relevant member of the NII Retained Group shall, continue to provide the Continuing Arrangements, to the same scope, care, quality, service levels and responsiveness as provided in the twelve month period immediately prior to the Effective Date. The Continuing Arrangements shall be provided for 18 months from the Effective Date (or such longer period as may be agreed between the Parties) (the “Transitional Period”) unless the Company (in its sole and absolute discretion) terminates any of the Continuing Arrangements at any time on no less than one months’ notice. In addition to the Continuing Arrangements NII Telecom and NII Parent shall provide (or procure the provision of) migration assistance (so that any element of the Continuing Arrangements can be smoothly transferred so that they may be provided by any Group member and/or third party without any business interruption) and data migration. The specific activities required in relation to migration assistance and data migration shall be notified to NII Telecom by the Company (acting reasonably) from time to time. The Company shall either pay directly or reimburse NII Parent any out of pocket costs of NII Parent or the relevant member of the NII Retained Group for the Continuing Arrangements and related migration services provided to Opco and its Subsidiaries until such

Continuing Arrangements are transitioned to Opco or its Subsidiaries, up to a maximum aggregate amount of $80,000 per calendar month during the Transitional Period.

V.     MISCELLANEOUS

5.1.    Investor Parent Guarantee. (a) Investor Parent unconditionally and irrevocably guarantees to NII Telecom and the Company (the “Guaranteed Parties”) the due and punctual and performance by Investor of all of Investor’s obligations pursuant to Section 2.2 of this Agreement and Investor undertakes to keep the Guaranteed Parties fully indemnified on demand against any and all Losses of whatever nature which the Guaranteed Parties may suffer or incur as a result of any failure or delay by Investor in the performance of its obligations under Section 2.2 hereunder.

(b)     Investor and Investor Parent jointly and severally warrant and represent to the Guaranteed Parties that Investor Parent has the corporate power to execute and deliver this Agreement and, subject to AINMT AS Approval in relation to Section 2.2 hereunder, perform its obligations under this Section 5.1, that the execution and delivery of this Agreement and, subject to AINMT AS Approval in relation to Section 2.2 hereunder, the performance of the obligations of Investor Parent under this Section 5.1 have been duly authorized by all necessary corporate action on the part of Investor Parent and that the obligations of Investor Parent under Section 5.1, constitute legal, valid and binding obligations of Investor Parent.

5.2.    NII Parent Guarantee. (a) NII Parent unconditionally and irrevocably guarantees to Investor the due and punctual and performance by NII Telecom and NII Parent of all of NII Telecom’s and NII Parent’s obligations pursuant to Sections 2.3, 2.7 and 4.12 of this Agreement and NII Parent undertakes to keep Investor fully indemnified on demand against any and all Losses of whatever nature which Investor may suffer or incur as a result of any failure or delay by NII Telecom or NII Parent in the performance of any of its obligations under Sections 2.3, 2.7 and 4.12 hereunder.

(b)    NII Telecom and NII Parent jointly and severally warrant and represent to Investor that NII Parent has the corporate power to execute and deliver this Agreement and perform its obligations under this Section 5.2, that the execution and delivery of this Agreement and the performance of the obligations of NII Parent under this Section 5.2 have been duly authorized by all necessary corporate action on the part of NII Parent and that the obligations of NII Parent under Section 5.2, constitute legal, valid and binding obligations of NII Parent.

5.3.    Entire Agreement; Amendments and Waivers. (a) This Agreement represents the entire understanding and agreement between the Parties with respect to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements and understandings (including any offer letters or term sheets), whether written or oral, relating to such subject matter.

(b)     This Agreement may be amended, supplemented or changed, and any provision of this Agreement may be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought.

(c)    No action taken pursuant to this Agreement, including any investigation by or on behalf of a Party will be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party of a breach of any provision of this Agreement will not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

5.4.    Notices. All notices and other communications under this Agreement will be in writing and will be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by email (with confirmation of delivery), or (c) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses (or to such other address as a Party may have specified by notice given to the other Party pursuant to this provision):

If to the Company, to:

Nextel Holdings S.à.r.l.
c/o NII Holdings, Inc.
1875 Explorer Street, Suite 1000
Reston, VA 20191
Attention: Shana C. Smith, General Counsel
Email: [*]

With a copy to:

Jones Day
250 Vesey Street
New York, New York 10281
Attention:
S. Wade Angus
Robert A. Profusek
Email: [*]

If to NII Telecom or NII Parent, to:

NII Holdings, Inc.
1875 Explorer Street, Suite 1000
Reston, VA 20191
Attention: Shana C. Smith, General Counsel
Email: [*]

With a copy (which will not constitute notice) to:

Jones Day
250 Vesey Street
New York, New York 10281
Attention:
S. Wade Angus
Robert A. Profusek
Email: [*]

If to Investor, to:

AINMT Brazil Holdings B.V.
Prins Bernhardplein 200
1097 JD Amsterdam
The Netherlands
Attention: JD Fouchard
Email:    [*]

With a copy (which will not constitute notice) to:

Weil, Gotshal & Manges (London) LLP
110 Fetter Lane
London EC4A 1AY
United Kingdom
Attention:
Marco Compagnoni
James Harvey
Email: [*]

If to AINMT AS or Investor Parent, to:

AINMT Holdings AB
Åsögatan 108, SE-118 29 Stockholm
Sweden
Attention: JD Fouchard
Email:    [*]

With a copy (which will not constitute notice) to:

Weil, Gotshal & Manges (London) LLP
110 Fetter Lane
London EC4A 1AY
United Kingdom
Attention:
Marco Compagnoni
James Harvey
Email: [*]

5.5    Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

5.6.    Termination. This Agreement will terminate upon the written agreement of the Company and the Shareholders or the admission of any of the Shares to trading on a recognized securities exchange. Notwithstanding the foregoing, if a Party ceases to own any Shares or other rights to acquire Shares, such Party (and, if such Party is Investor, Investor Parent and AINMT AS, and if such Party is NII Telecom, NII Parent) will no longer be deemed to be a Party for purposes of this Agreement, and there will be no further liability on the part of any such Party, except for obligations arising under Section 3.8 (which will survive indefinitely) and liabilities arising from a breach of this Agreement or other actions by such Party prior to such Party ceasing to be a Party to this Agreement.

5.7.    Binding Effect; Assignment. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement will create or be deemed to create any third-party beneficiary rights in any Person not a Party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by any Party, directly or indirectly (by operation of Law or otherwise), without the prior written consent of the other Parties and any attempted assignment without the required consents will be void; provided, however, that NII Telecom may assign some or all of its rights or delegate some or all of its obligations hereunder to successor entities. No assignment will relieve the assigning Party of any obligations under this Agreement. Upon any permitted assignment, the references in this Agreement to the assigning Party will also apply to any such assignee unless the context otherwise requires.

5.8.    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement electronically (including portable document format (pdf.)) or by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement.

5.9    Injunctive Relief. Damages at law may be an inadequate remedy for the breach of any of the covenants, promises and agreements contained in this Agreement, and, accordingly, either Party will be entitled to injunctive relief with respect to any such breach, including specific performance of such covenants or an order enjoining a Party from any threatened, or from the continuation of any actual, breach of the covenants contained in this Agreement. The rights set forth in this Section 5.9 will be cumulative and not exclusive and shall be in addition to any other remedies or rights that a Party may have at law or in equity.

5.10.    Governing Law; Submission to Jurisdiction. This Agreement will be governed by and construed in accordance with the Laws of the State of New York applicable to contracts made and performed in such State. The Parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in New York County or the Commercial Division, Civil Branch of the Supreme Court of the State of New York sitting in New York County and any appellate court thereof, for the resolution of any such claim or dispute. The Parties irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

5.11.    Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON OR IN CONNECTION WITH THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 5.11 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

5.12.    Legal Prohibitions. To the extent that the exercise, right or the performance of any obligation by any Shareholder under Article II of this Agreement is prohibited by Law, such Shareholder and the other Parties agree to use all reasonable efforts to achieve reasonable and lawful alternative arrangements designed to provide such Shareholder or such other Parties, as the case may be, the economic benefit from the exercise of such right or the performance of such obligation.

5.13.    After-Acquired Shares; Options; Successor Shares. Whenever any Shareholder becomes the record or beneficial owner of additional Shares, such Shares will be subject to all of the terms and conditions of this Agreement. All options to purchase shares of Capital Stock of the Company granted after the date hereof and the shares of Capital Stock deliverable pursuant to such options will, upon grant, be deemed to be, subject to the terms and conditions of this Agreement.

5.14.    Further Assurances. Subject to the other provisions of this Agreement, each Party will use its commercially reasonable efforts to (a) take, or cause to be taken, all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (b) cause the fulfillment at the earliest practicable date of all of the conditions to its respective obligations to consummate the transactions contemplated by this Agreement.

5.15.    No Announcements. The initial press release concerning this Agreement and the transactions contemplated hereby will be in a form previously agreed by the Parties. None of the Parties will issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other Parties, which approval will not be unreasonably withheld or delayed, unless disclosure or filing are otherwise required by applicable Law; provided, however, that the Party intending to make such release uses its reasonable best efforts consistent with such applicable Law to consult in advance with the other Parties with respect to the text thereof.

[Remainder of Page Intentionally Left Blank]

NAI-1502580332v27

NAI-1502580332v27

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date first above written.

AINMT BRAZIL HOLDINGS B.V.

By: /s/
Name:
Title:

By: /s/
Name:
Title:

Solely for purposes of Section 5.1:
AINMT Holdings AB

By: /s/
Name:
Title:

By: /s/
Name:
Title:

Solely for purposes of Section 2.2:
AINMT AS

By: /s/
Name:
Title:

NEXTEL HOLDINGS S.À R.L.

By: /s/
Name:
Title:

NII INTERNATIONAL TELECOM S.C.A.,

Represented by its sole manager
NII INTERNATIONAL HOLDINGS S.à.r.l.

Itself represented

By: /s/
Name:
Title:

NII HOLDINGS, INC.,
solely for purposes of Section 2.4. and Section 5.2:

By: /s/
Name:
Title: